Exhibit 2.2

SEPARATION AGREEMENT
by and between
SUPERVALU INC.
and
MORAN FOODS, LLC
_________________
Dated as of October 16, 2016

TABLE OF CONTENTS

SCHEDULES

Schedule 1.0	Save-A-Lot Balance Sheet

Schedule 1.1	Save-A-Lot Discontinued or Divested Businesses

Schedule 1.1(a)	Exclusive Save-A-Lot Contracts

Schedule 1.2(b)(iii)	Intellectual Property Licenses

Schedule 1.2(b)(iv)(A)	Exclusive Technology Contracts

Schedule 1.2(b)(iv)(B)	Shared Technology Contracts

Schedule 1.2(b)(v)(A)	Other Exclusive Contracts

Schedule 1.2(b)(v)(B)	Other Shared Contracts

Schedule 1.3	Save-A-Lot Individual Agreements

Schedule 1.4	Save-A-Lot Intellectual Property

Schedule 1.5	Save-A-Lot Permits

Schedule 1.6	Save-A-Lot Owned Real Property

Schedule 1.7	Save-A-Lot Leased Real Property

Schedule 1.8	Save-A-Lot Short-Term Incentive Plans

Schedule 1.9	Save-A-Lot Specified Actions

Schedule 1.10	Save-A-Lot Welfare Plans

Schedule 1.11	Supervalu Marks

Schedule 1.12	Supervalu Short-Term Incentive Plans

Schedule 1.13	Supervalu Welfare Plans

Schedule 1.14	Members of the Save-A-Lot Group

Schedule 2.1(a)	Plan of Reorganization

Schedule 2.2(a)(ii)	Supervalu Assets on Save-A-Lot Balance Sheet

Schedule 2.2(a)(xi)	Save-A-Lot Utility Deposits

Schedule 2.2(a)(xiv)	Other Save-A-Lot Assets

Schedule 2.2(b)(iii)	Supervalu Intellectual Property

Schedule 2.2(b)(vi)	Other Supervalu Assets

Schedule 2.3(a)(xi)	Other Save-A-Lot Liabilities

Schedule 2.5(a)(i)	Save-A-Lot Credit Support Instruments

Schedule 2.5(a)(ii)	Save-A-Lot Insurance Claims

Schedule 2.5(c)	Shared Credit Support Instruments

Schedule 2.7(b)(ii)	Surviving Intercompany Agreements

Schedule 2.8(a)	Shared Contracts

Schedule 3.2(a)	Certain Save-A-Lot Group Employees

Schedule 7.9	Allocation of Certain Costs and Expenses

SEPARATION AGREEMENT
This SEPARATION AGREEMENT, dated as of October 16, 2016 (this “Agreement”), is by and between SUPERVALU INC., a Delaware corporation (“Supervalu”), and MORAN FOODS, LLC, a Missouri limited liability company (“Save-A-Lot”).
R E C I T A L S
WHEREAS, the board of directors of Supervalu has determined that it is appropriate and desirable to separate the Save-A-Lot Business from the Supervalu Business (the “Separation”);
WHEREAS, following the Separation, it is expected that Supervalu will complete the sale of the Save-A-Lot Business to a third party pursuant to an agreement and plan of merger with Save-A-Lot, such third party and a subsidiary of such third party (the “Merger Agreement”), on the terms and subject to the conditions specified therein (the “Merger”); and
WHEREAS, each of Supervalu and Save-A-Lot has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Merger and certain other agreements that will govern certain matters relating to the Separation and the Merger and the relationship of Supervalu, Save-A-Lot and the members of their respective Groups following the Merger.
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS
For the purpose of this Agreement, the following terms shall have the following meanings:
“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.
“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the Save-A-Lot Group shall be deemed to be an Affiliate of any member of the Supervalu Group and (b) no member of the Supervalu Group shall be deemed to be an Affiliate of any member of the Save-A-Lot Group.
“Agreement” shall have the meaning set forth in the Preamble.
“Ancillary Agreement” shall mean all agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation, the Merger, or the other transactions contemplated by this Agreement, including the Services Agreement and the Transfer Documents but not the Merger Agreement.
“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any Third Party, including any Governmental Authority.
“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any Contract, license, permit, indenture, note, bond, mortgage, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Benefit Plan” shall mean any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any employment, retention, profit- sharing, bonus, stock option, stock purchase, restricted stock and other equity or equity-based, incentive, deferred compensation, severance, redundancy, termination, retirement, pension, change in control, health, welfare, fringe benefit or other compensation or benefit plan, policy, program, agreement or arrangement (whether written or oral) made, sponsored, maintained or contributed to for the benefit of any Employee; provided, however, that the term “Benefit Plan” does not include any government-sponsored benefits or any Multiemployer Plan.
“Cash” shall mean all physical currency and cash equivalents, including deposits in transit and short-term receivables arising from consumer transactions (such as checks, gift cards and funds received from Electronic Benefit Transfer (“EBT”) and credit and debit card transactions) prior to the Effective Time.
“COBRA” shall mean the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Contract” shall mean any lease, contract, license, arrangement, option, instrument or other agreement, other than a Permit, including any such statements of work, purchase orders, quotes, invoices, order fulfillment documentation or other such documents, whether or not signed or generated electronically.
“Credit Support Instruments” shall have the meaning set forth in Section 2.5(a)(i).
“Delayed Save-A-Lot Asset” shall have the meaning set forth in Section 2.4(c).
“Delayed Save-A-Lot Liability” shall have the meaning set forth in Section 2.4(c).
“Delayed Supervalu Asset” shall have the meaning set forth in Section 2.4(h).
“Delayed Supervalu Liability” shall have the meaning set forth in Section 2.4(h).
“Effective Time” shall mean the effective time of the Merger.
“Employee” shall mean any Supervalu Group Employee or Save-A-Lot Group Employee.
“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, release or discharge of, or exposure to, hazardous materials.
“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or Contract relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of

Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.
“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“FICA” shall have the meaning set forth in Section 3.2(e).
“Force Majeure” shall mean, with respect to a Party, any event beyond the reasonable control of a Party that delays or prevents the Party, directly or indirectly, from performing its obligations under this Agreement (other than payment obligations). Without limiting the generality of the foregoing, a Force Majeure includes (i) acts of God, acts of a public enemy, acts of terrorism, acts of a nation or any state, territory, province or other political division thereof, changes in applicable Law, fires, floods, epidemics, riots, theft, quarantine restrictions, freight embargoes, strikes, work stoppages, transportation delays, telecommunications failures, software malfunctions or interruptions, in each case that are beyond a Party’s reasonable control. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.
“Former Employees” shall mean Former Supervalu Group Employees and Former Save-A-Lot Group Employees.
“Former Save-A-Lot Group Employee” shall mean any individual who is, as of the Effective Time, a former employee of Supervalu or any of its Subsidiaries whose most recent employment there was exclusively in the Save-A-Lot Business.
“Former Supervalu Group Employee” shall mean any individual who is, as of the Effective Time, a former employee of the Supervalu Group and who is not a Former Save-A-Lot Group Employee.
“FUTA” shall have the meaning set forth in Section 3.2(e).
“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.
“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.
“Group” shall mean either the Save-A-Lot Group or the Supervalu Group, as the context requires.
“Hazardous Materials” means any substance, pollutant, contaminant, material or waste that is classified in any applicable Environmental Law as “hazardous,” “toxic,” “dangerous,” a “pollutant,”

a “contaminant”, or words of similar meaning, including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum or petroleum products, radioactive materials and radon gas.
“HIPAA” shall mean the U.S. Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.
“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).
“Indemnitee” shall have the meaning set forth in Section 4.4(a).
“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).
“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, recipes, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software (including source code), marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data; provided that “Information” shall not include Registrable IP.
“Insurance Costs” shall have the meaning set forth in Section 5.1(b)(ii).
“Insurance Proceeds” shall mean those monies:
(a)    received by an insured from an insurance carrier; or
(b)    paid by an insurance carrier on behalf of the insured;
in any such case net of any costs or expenses incurred in the collection thereof; provided, however, with respect to a captive insurance arrangement, Insurance Proceeds shall only include amounts received by the captive insurer in respect of any reinsurance arrangement.
“Intellectual Property” shall mean all of the following whether arising under the Laws of the United States or of any other foreign or multinational jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, substitutions, renewals, extensions and reexaminations of any of the foregoing, and all rights in any of the foregoing provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, registrations and related rights, (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, in each case, other than Software, whether or not registered, and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, and (f) intellectual property rights arising from or in respect of any Technology, in each case, other than Software.
“IRS” shall mean the U.S. Internal Revenue Service.
“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty , license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.
“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest, escheat and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any Contract or other agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.
“Licensed Software” shall mean Software licensed by a third party to a member of the Supervalu Group and/or a member of the Save-A-Lot Group.
“Licensed Technology” shall mean Technology licensed by a third party to a member of the Supervalu Group and/or a member of the Save-A-Lot Group.
“Linked” shall have the meaning set forth in Section 2.9(a).
“Losses” shall mean actual losses, costs, damages, fines, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.
“Merger” shall have the meaning set forth in the Recitals.
“Merger Agreement” shall have the meaning set forth in the Recitals.
“Multiemployer Plan” shall mean a “multiemployer plan” within the meaning of Section 3(37) of ERISA.
“Parties” shall mean the parties to this Agreement.

“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.
“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.
“Plan of Reorganization” shall have the meaning set forth in Section 2.1(a).
“Prime Rate” shall mean, from time to time, the rate that Bloomberg displays as “Prime Rate by Country United States” at http://www.bloomberg.com/quote/PRIME:IND or on a Bloomberg terminal at PRIMBB Index.
“QDROs” shall mean a qualified domestic relations order within the meaning of Section 206(d) of ERISA and Section 414(p) of the Code.
“Real Property” shall mean land together with all easements, rights and interests arising out of any ownership, leasehold or occupancy interest thereof or appurtenant thereto and all buildings, structures, improvements and fixtures located thereon.
“Records” shall mean all general ledgers, financial information, corporate minute books, stock records, litigation files, real property files and other similar books and records in the possession of Supervalu or any of its Subsidiaries.
“Real Property Leases” shall mean all leases (including subleases) to Real Property and, to the extent covered by such leases, any and all buildings, structures, improvements and fixtures located thereon.
“Registrable IP” shall mean all patents, statutory invention registrations, registered trademarks, registered service marks, registered Internet domain names, registered uniform resource locators and copyright registrations and applications for any of the foregoing.
“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.
“Save-A-Lot” shall have the meaning set forth in the Preamble.
“Save-A-Lot Accounts” shall have the meaning set forth in Section 2.9(a).
“Save-A-Lot Assets” shall have the meaning set forth in Section 2.2(a).
“Save-A-Lot Balance Sheet” shall mean the combined balance sheet of the Save-A-Lot Business on a carve-out basis, as of June 18, 2016, as set forth on Schedule 1.0, and any notes and subledgers thereto.
“Save-A-Lot Benefit Plan” shall mean any Benefit Plan established, sponsored or maintained by a member of the Save-A-Lot Group as of or after the Effective Time.
“Save-A-Lot Business” shall mean (a) the business, operations and activities of the Save-A-Lot segment of Supervalu conducted immediately prior to the Effective Time by either Party or any of their Subsidiaries and (b) any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, primarily related to the business, operations or activities described in clause (a) as then conducted, including those set forth on Schedule 1.1.
“Save-A-Lot Cash” shall mean (a) any Cash physically held in any Save-A-Lot store, distribution center or office location, (b) any Cash held in a Save-A-Lot Account and (c) any Cash and deposits in transit to any Save-A-Lot store or from any Save-A-Lot store to a Save-A-Lot Account.
“Save-A-Lot Contracts” shall mean the following Contracts whether or not in writing, in each case as of and entered into prior to the Effective Time, including the right to recover any amounts under such Contracts:
(a)    any Contracts solely between one or more Third Parties, on the one hand, and one or more members of the Save-A-Lot Group, on the other hand, to which no member of the Supervalu Group is a party, including any such Contract entered into by one or more members of the Save-A-Lot Group in connection with and to facilitate the Separation; and
(b)    the following Contracts (the “Transferring Supervalu Contracts”) to which a member of the Supervalu Group is a party (it being understood that any such Contracts not specified below will be Supervalu Assets hereunder):
(i)    the portion of any purchase orders, invoices, quotes and proposals not exclusive to one or more members of the Save-A-Lot Group that relates in part to the Save-A-Lot Business, whether or not any master Contract associated with such purchase orders, invoices, quotes and proposals is otherwise a Save-A-Lot Contract;
(ii)    any purchase orders, invoices, quotes and proposals for which the exclusive recipient of the rights and benefits thereof (as between the Supervalu Group and the Save-A-Lot Group) is one or more members of the Save-A-Lot Group, whether or not any master Contract associated with such purchase orders, invoices, quotes and proposals is otherwise a Save-A-Lot Contract;
(iii)    the Intellectual Property licenses listed on Schedule 1.2(b)(iii);
(iv)    (A) any Contract with a Third Party entered into prior to the Effective Time pursuant to which such Third Party provides information technology or telecommunications services, licenses or maintenance or Licensed Software or Licensed Technology exclusively to one or more members of the Save-A-Lot Group, including as listed on Schedule 1.2(b)(iv)(A), and (B) with respect to any such Contract entered into prior to the Effective Time that relates to the Save-A-Lot Business but is not exclusively related to the Save-A-Lot Business, including as listed on Schedule 1.2(b)(iv)(B), that portion of any such Contract that relates to the Save-A-Lot Business;

(v)    (A) any customer, licensee, distribution, transportation, merchandising, marketing, supply, goods not for resale, energy procurement or other Contract with a Third Party entered into prior to the Effective Time pursuant to which such Third Party provides such goods or services exclusively to a member of the Save-A-Lot Group, including as listed on Schedule 1.2(b)(v)(A), and (B) with respect to any such Contract described in part (A) entered into prior to the Effective Time that relates to the Save-A-Lot Business but is not exclusively related to the Save-A-Lot Business, including as listed on Schedule 1.2(b)(v)(B), that portion of any such Contract that relates to the Save-A-Lot Business;
(vi)    any guarantee, indemnity, representation, covenant, warranty or other Liability of either Party or any member of its Group to the extent in respect of or related to any other Save-A-Lot Contract, Save-A-Lot Real Property, any Save-A-Lot Liability or the Save-A-Lot Business;
(vii)    any Save-A-Lot Individual Agreement;
(viii)    any Contract that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to Save-A-Lot or any member of the Save-A-Lot Group; and
(ix)    any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements related exclusively to the Save-A-Lot Business or entered into by or on behalf of any division, business unit or member of the Save-A-Lot Group.
Notwithstanding the foregoing, Save-A-Lot Contracts shall not include any Contract that is contemplated to be retained by Supervalu or any member of the Supervalu Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement (including the Services Agreement).
“Save-A-Lot Insurance Claims” shall have the meaning set forth in Section 2.5(a)(i).
“Save-A-Lot Credit Support Instruments” shall have the meaning set forth in Section 2.5(a)(i).
“Save-A-Lot Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated prior to the Effective Time by Save-A-Lot to acquire Save-A-Lot Assets, each of which will be members of the Save-A-Lot Group as of immediately prior to the Effective Time.
“Save-A-Lot Executive Deferred Compensation Plans” shall mean the Save-A-Lot Executive Deferred Compensation Plan and the Save-A-Lot Executive Deferred Compensation Plan II.

“Save-A-Lot Group” shall mean Save-A-Lot and each Person that is or will be a Subsidiary of Save-A-Lot as of or after the Effective Time (which Subsidiaries as of the Effective Time are specified on Schedule 1.14), even if, prior to the Effective Time, such Person is not a Subsidiary of Save-A-Lot.
“Save-A-Lot Group Employees” shall have the meaning set forth in Section 3.2(a).
“Save-A-Lot HSA” shall have the meaning set forth in Section 3.6(c).
“Save-A-Lot Indemnitees” shall have the meaning set forth in Section 4.3.
“Save-A-Lot Individual Agreement” shall mean the employment and retention contracts set forth in Schedule 1.3 and all restrictive covenant agreements (including confidentiality, noncompetition and nonsolicitation agreements) between a member of the Supervalu Group and a Save-A-Lot Group Employee, including the agreements set forth in Schedule 1.3, as in effect immediately prior to the Effective Time.
“Save-A-Lot Intellectual Property” shall mean the Registrable IP set forth on Schedule 1.4.
“Save-A-Lot Liabilities” shall have the meaning set forth in Section 2.3(a).
“Save-A-Lot LTD Employee” shall mean a Save-A-Lot Group Employee or Former Save-A-Lot Group Employee who is, immediately before the time the Save-A-Lot Welfare Plans become effective, on a leave of absence from a member of the Save-A-Lot Group, receiving benefits under Supervalu’s long-term disability plan and a participant under any Supervalu Welfare Plan pursuant to benefits continuation thereunder that are applicable to disabled employees.
“Save-A-Lot Nonqualified Plans” shall mean the Save-A-Lot Executive Deferred Compensation Plans.
“Save-A-Lot Owned Technology” shall mean all Technology owned (but not licensed) by either Party or any member of its Group exclusively used or exclusively held for use in the Save-A-Lot Business as of the Effective Time.
“Save-A-Lot Permits” shall mean (a) all Permits held, owned or licensed by any member of the Save-A-Lot Group as of the Effective Time and (b) all Permits held, owned or licensed by either Party or member of its Group as of the Effective Time exclusively used or exclusively held for use in the Save-A-Lot Business, including any Permits listed or described on Schedule 1.5.
“Save-A-Lot Real Property” shall mean (a) the Real Property owned by either Party or member of its Group as of the Effective Time primarily used or primarily held for use in the Save-A-Lot Business, including the Real Property set forth on Schedule 1.6 and (b) the Real Property Leases to which either Party or member of its Group is party as of the Effective Time with respect to leased Real Property primarily used or primarily held for use in the Save-A-Lot Business, including the Real Property set forth in section (a) of Schedule 1.7; provided that the Save-A-Lot Real Property shall not include the Real Property or Real Property Leases set forth in section (b) of Schedule 1.7.
“Save-A-Lot Records” shall have the meaning set forth in Section 2.2(a)(xii).

“Save-A-Lot Savings Plan” shall mean the Save-A-Lot 401(k) Plan.
“Save-A-Lot Savings Plan Trust” shall have the meaning set forth in Section 3.5(b)(i).
“Save-A-Lot Short-Term Incentive Plans” shall mean the annual or short-term incentive cash compensation plan sponsored or maintained by Save-A-Lot immediately following the Effective Time that are listed in Schedule 1.8.
“Save-A-Lot Software” shall mean all Software owned (but not licensed) by either Party or member of its Group exclusively used or exclusively held for use in the Save-A-Lot Business as of the Effective Time.
“Save-A-Lot Specified Actions” shall mean those Actions set forth on Schedule 1.9.
“Save-A-Lot Utility Deposits” shall have the meaning set forth in Section 2.2(a)(xi).
“Save-A-Lot Welfare Plans” shall mean the Welfare Plans established, sponsored, maintained or contributed to by any member of the Save-A-Lot Group for the benefit of Save-A-Lot Group Employees and Former Save-A-Lot Group Employees that are listed in Schedule 1.10.
“SEC” shall mean the U.S. Securities and Exchange Commission.
“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.
“Separation” shall have the meaning set forth in the Recitals.
“Services Agreement” shall mean the Services Agreement to be entered into by and between Supervalu and Save-A-Lot or any members of their respective Groups in connection with the Separation, the Merger or the other transactions contemplated by this Agreement.
“Service Agreement Contracts” shall have the meaning set forth in Section 2.2(b)(ii).
“Shared Contract” shall have the meaning set forth in Section 2.8(a).
“Shared Credit Support Instruments” shall have the meaning set forth in Section 2.5(c).
“Shared Third-Party Claim” shall have the meaning set forth in Section 4.5(a).
“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e)

documentation, including user manuals and other training documentation, relating to any of the foregoing.
“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.
“Supervalu” shall have the meaning set forth in the Preamble.
“Supervalu Accounts” shall have the meaning set forth in Section 2.9(a).
“Supervalu Assets” shall have the meaning set forth in Section 2.2(b).
“Supervalu Benefit Plan” shall mean any Benefit Plan established, sponsored or maintained by Supervalu or any of its Subsidiaries immediately prior to the Effective Time, excluding any Save-A-Lot Benefit Plan.
“Supervalu Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by either Party or any member of its Group, other than the Save-A-Lot Business.
“Supervalu Credit Support Instruments” shall have the meaning set forth in Section 2.5(b)(i).
“Supervalu Executive Deferred Compensation Plans” shall mean the Supervalu Executive Deferred Compensation Plan (2008 Statement) and the Supervalu Executive Deferred Compensation Plan II.
“Supervalu Group” shall mean Supervalu and each Person that is a Subsidiary of Supervalu (other than Save-A-Lot and any other member of the Save-A-Lot Group).
“Supervalu Group Employees” shall have the meaning set forth in Section 3.2(a).
“Supervalu HSA” shall have the meaning set forth in Section 3.6(c).
“Supervalu Indemnitees” shall have the meaning set forth in Section 4.2.
“Supervalu Individual Agreement” shall mean any individual (a) employment contract, (b) retention, severance, or change of control agreement, (c) expatriate (including any international assignee) contract or agreement (including agreements and obligations regarding repatriation, relocation, equalization of taxes and living standards in the host country), or (d) other agreement containing restrictive covenants (including confidentiality, noncompetition and nonsolicitation provisions) between a member of the Save-A-Lot Group and a Supervalu Group Employee as in effect immediately prior to the Effective Time.
“Supervalu Liabilities” shall have the meaning set forth in Section 2.3(b).
“Supervalu Name and Supervalu Marks” shall mean the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of either Party or any member of its Group in respect of or relating to the Supervalu Business, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing, including the items set forth on Schedule 1.11.
“Supervalu Nonqualified Plans” shall mean the Supervalu SERP and the Supervalu Executive Deferred Compensation Plans.
“Supervalu Pension Plan” shall mean the Supervalu Inc. Retirement Plan.
“Supervalu Real Property” shall mean all of the Real Property owned by either Party or member of its Group as of the Effective Time and all the Real Property Leases to which either Party or member of its Group is party as of the Effective Time, in each case other than Save-A-Lot Real Property.
“Supervalu Retiree Welfare Plan” shall mean the SUPERVALU Retiree Benefit Plan.
“Supervalu Savings Plan” shall mean the Supervalu STAR 401(k) Plan.
“Supervalu Savings Plan Trust” shall have the meaning set forth in Section 3.5(b)(ii).
“Supervalu SERP” shall mean the Supervalu Inc. Excess Benefits Plan.
“Supervalu Short-Term Incentive Plans” shall mean any annual or short-term incentive cash compensation plan sponsored or maintained by Supervalu immediately prior to the Effective Time, including the plans listed in Schedule 1.12.
“Supervalu Welfare Plan” shall mean any Welfare Plan established, sponsored, maintained, or contributed to by Supervalu or any of its Subsidiaries for the benefit of Employees or Former Employees, including each Welfare Plan listed in Schedule 1.13, excluding any Save-A-Lot Welfare Plan.
“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers’ compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other tax (and any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Governmental Authority, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing, but excluding, in all cases, any escheat obligation.

“Technology” shall mean all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, in each case, other than Software.
“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.
“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).
“Transaction Expenses” shall have the meaning set forth in Section 7.9.
“Transfer Documents” shall have the meaning set forth in Section 2.1(b).
“Transferred FSA Account Balances” shall have the meaning set forth in Section 3.6(d).
“Transferring Supervalu Contracts” shall have the meaning set forth in the definition of Save-A-Lot Contracts.
“Unreleased Save-A-Lot Liability” shall have the meaning set forth in Section 2.5(a)(ii).
“Unreleased Supervalu Liability” shall have the meaning set forth in Section 2.5(b)(ii).
“Welfare Plan” shall mean any “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, mental health, substance abuse and retiree health), disability benefits or life, accidental death and dismemberment and business travel insurance, pre-tax premium conversion benefits, dependent care assistance programs, employee assistance programs, paid time-off programs, contribution funding toward a health savings account, flexible spending accounts or cashable credits.
ARTICLE II
THE SEPARATION
Section 2.1    Transfer of Assets and Assumption of Liabilities.
(a)    On or prior to the Effective Time, but in any case, prior to the Merger, substantially in accordance with the plan and structure set forth on Schedule 2.1(a) (the “Plan of Reorganization”):
(i)    Transfer and Assignment of Save-A-Lot Assets. Supervalu shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey and deliver to Save-A-Lot, or the applicable Save-A-Lot Designees, and Save-A-Lot or such Save-A-Lot Designees shall accept from Supervalu and the applicable members of the Supervalu Group, all of Supervalu’s and such Supervalu Group member’s respective direct or indirect right, title and interest in and to all of the Save-A-Lot Assets (it being understood that if any Save-A-Lot Asset shall be held by a member of the Save-A-Lot Group, such Save-A-Lot Asset may be assigned, transferred, conveyed and delivered to Save-A-Lot as a result of the transfer of all of the equity interests in such member of the Save-A-Lot Group from Supervalu or the applicable members of the Supervalu Group to Save-A-Lot or the applicable Save-A-Lot Designee).
(ii)    Acceptance and Assumption of Save-A-Lot Liabilities. Save-A-Lot and the applicable Save-A-Lot Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all of the Save-A-Lot Liabilities in accordance with their respective terms. Save-A-Lot and such Save-A-Lot Designees shall be responsible for all Save-A-Lot Liabilities, regardless of when or where such Save-A-Lot Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Save-A-Lot Liabilities are asserted or determined (including any Save-A-Lot Liabilities arising out of claims made by Supervalu’s or Save-A-Lot’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Supervalu Group or the Save-A-Lot Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Supervalu Group or the Save-A-Lot Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.
(iii)    Transfer and Assignment of Supervalu Assets. Supervalu and Save-A-Lot shall cause Save-A-Lot and each member of their respective Groups to assign, transfer, convey and deliver to Supervalu or certain members of the Supervalu Group designated by Supervalu, and Supervalu or such other members of the Supervalu Group shall accept from Save-A-Lot and members of the Save-A-Lot Group, all of Save-A-Lot’s and each such Save-A-Lot Group member’s respective direct or indirect right, title and interest in and to all Supervalu Assets held by Save-A-Lot or a member of the Save-A-Lot Group.
(iv)    Acceptance and Assumption of Supervalu Liabilities. Supervalu and certain members of the Supervalu Group designated by Supervalu shall accept and assume and agree faithfully to perform, discharge and fulfill all of the Supervalu Liabilities of Save-A-Lot or any member of the Save-A-Lot Group and Supervalu and the applicable members of the Supervalu Group shall be responsible for all Supervalu Liabilities in accordance with their respective terms, regardless of when or where such Supervalu Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such Supervalu Liabilities are asserted or determined (including any such Supervalu Liabilities arising out of claims made by Supervalu’s or Save-A-Lot’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Supervalu Group or the Save-A-Lot Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Supervalu Group or the Save-A-Lot Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b)    Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of Contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of the right, title and interest of such Party and the applicable members of its Group in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party such assumptions of Contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.” Notwithstanding anything to the contrary in any of the Transfer Documents entered into in connection with the transfer of Real Property, no warranty or any other provision contained therein shall act to increase either Party’s Liability beyond that which is provided for under this Agreement.
(c)    Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s respective Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of such Party’s respective Group) shall receive or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept, assume and agree to faithfully perform such Liability.
(d)    Waiver of Bulk-Sale and Bulk-Transfer Laws. Save-A-Lot hereby waives compliance by each and every member of the Supervalu Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Save-A-Lot Assets to any member of the Save-A-Lot Group. Supervalu hereby waives compliance by each and every member of the Save-A-Lot Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Supervalu Assets to any member of the Supervalu Group.
Section 2.2    Save-A-Lot Assets; Supervalu Assets.
(a)    Save-A-Lot Assets. For purposes of this Agreement, “Save-A-Lot Assets” shall mean, without duplication, other than any Tax Assets:

(i)    all issued and outstanding capital stock or other equity interests of the members of the Save-A-Lot Group that are owned by either Party or any members of its Group as of the Effective Time;
(ii)    except as otherwise set forth in this Section 2.2(a) and except for the Assets listed on Schedule 2.2(a)(ii), all Assets of either Party or any members of its Group included or reflected as assets of the Save-A-Lot Group on the Save-A-Lot Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Save-A-Lot Balance Sheet; provided that the amounts set forth on the Save-A-Lot Balance Sheet with respect to any Assets shall not be treated as minimum or maximum amounts or limitations on the amount of such Assets that are included in the definition of Save-A-Lot Assets pursuant to this clause (ii);
(iii)    except as otherwise set forth in this Section 2.2(a), all Assets of either Party or any of the members of its Group as of the Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets of Save-A-Lot or members of the Save-A-Lot Group on a combined balance sheet of the Save-A-Lot Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the Save-A-Lot Balance Sheet), it being understood that (x) the Save-A-Lot Balance Sheet shall be used to determine those Assets that are included in the definition of Save-A-Lot Assets pursuant to this subclause (iii); and (y) the amounts set forth on the Save-A-Lot Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Save-A-Lot Assets pursuant to this subclause (iii);
(iv)    all Assets of either Party or any of the members of its Group as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to Save-A-Lot or any other member of the Save-A-Lot Group;
(v)    all Save-A-Lot Contracts as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;
(vi)    all Save-A-Lot Intellectual Property, Save-A-Lot Software and Save-A-Lot Owned Technology as of the Effective Time, and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time, including without limitation the right to sue and recover damages for past, present, and future infringement of any such Intellectual Property or Intellectual Property rights associated with such Software and Technology and all goodwill associated with any trademarks included in such Intellectual Property;
(vii)    all Save-A-Lot Permits as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;
(viii)    all Save-A-Lot Real Property as of the Effective Time;

(ix)    all Assets, other than Contracts, Intellectual Property, Software, Technology, Permits, Real Property, Licensed Software, Licensed Technology, Cash, Information and the Assets specified on Schedule 2.2(a)(ii), of either Party or any of the members of its Group as of the Effective Time that are primarily used or primarily held for use in, or primarily related to, the Save-A-Lot Business;
(x)    the Save-A-Lot Cash;
(xi)    all security deposits with the Persons set forth on Schedule 2.2(a)(xi), which Schedule shall be updated by the Parties prior to the Effective Time (“Save-A-Lot Utility Deposits”);
(xii)    any Records to the extent related to the Save-A-Lot Business and to the extent required to be transferred to Save-A-Lot pursuant to Section 5.2 (the “Save-A-Lot Records”);
(xiii)    all rights, interests and claims of either Party or any of the members of its Group as of the Effective Time with respect to Information to the extent exclusively related to, used by or held by the Save-A-Lot Assets, the Save-A-Lot Liabilities, the Save-A-Lot Business or as of the Effective Time the members of the Save-A-Lot Group and, subject to the provisions of the applicable Ancillary Agreements, a non-exclusive, perpetual, royalty-free, irrevocable, license and right to use, modify, and otherwise exploit all Information that is related to, used by or held by, but not exclusively related to, used by, or held by, the Save-A-Lot Assets, the Save-A-Lot Liabilities, the Save-A-Lot Business or as of the Effective Time the members of the Save-A-Lot Group (it being understood that Supervalu will have no obligation to incur any cost or expense to separate such Information from other Information of Supervalu, but shall provide copies or extracts of such Information from other Information of Supervalu to the extent reasonably practicable and reasonably requested at Supervalu's expense (unless otherwise provided in the Services Agreement));
(xiv)    all Assets of any Save-A-Lot Benefit Plan; and
(xv)    any and all Assets set forth on Schedule 2.2(a)(xiv).
Notwithstanding the foregoing, the Save-A-Lot Assets shall not in any event include any Asset referred to in Section 2.2(b).
(b)    Supervalu Assets. For the purposes of this Agreement, “Supervalu Assets” shall mean all Assets of either Party or the members of its Group as of the Effective Time other than the Save-A-Lot Assets and other than Tax Assets. Notwithstanding anything in this Agreement to the contrary, the Supervalu Assets shall include, and the Save-A-Lot Assets shall not include, without duplication:
(i)    all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Supervalu or any other member of the Supervalu Group;

(ii)    all Assets that are required or necessary to be retained by Supervalu to perform any of its obligations under the Services Agreement (including the Schedules thereto), including any Contract that is required or necessary to be retained by Supervalu to perform any of its obligations under the Services Agreement (including the Schedules thereto) (all such Contracts, “Service Agreement Contracts”), it being acknowledged and agreed that any such Assets, including such Service Agreement Contracts, that would otherwise constitute Save-A-Lot Assets hereunder, shall automatically transfer to Save-A-Lot or its Save-A-Lot Designee on the terms and conditions set forth herein immediately following the expiration of the Services Agreement or any portion thereof to which such Assets, including such Service Agreement Contracts, relates;
(iii)    all Contracts, Intellectual Property, Software (excluding the Save-A-Lot Software), Technology, Licensed Software, Licensed Technology, Cash and Records of either Party or any of the members of its Group as of the Effective Time (other than the Save-A-Lot Contracts, Save-A-Lot Intellectual Property, Save-A-Lot Owned Technology, Save-A-Lot Cash and Save-A-Lot Records), including the Supervalu Name and Supervalu Marks and the Intellectual Property set forth on Schedule 2.2(b)(iii);
(iv)    all Permits of either Party or any of the members of its Group as of the Effective Time (other than the Save-A-Lot Permits);
(v)    all Supervalu Real Property as of the Effective Time;
(vi)    all Assets of any Supervalu Benefit Plan; and
(vii)    any and all Assets set forth on Schedule 2.2(b)(vi).
Section 2.3    Save-A-Lot Liabilities; Supervalu Liabilities.
(a)    Save-A-Lot Liabilities. For the purposes of this Agreement, “Save-A-Lot Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group (excluding any Tax Liabilities):
(i)    except as otherwise set forth in this Section 2.3(a), all Liabilities to the extent included or reflected as liabilities or obligations of Save-A-Lot or the members of the Save-A-Lot Group on the Save-A-Lot Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Save-A-Lot Balance Sheet; provided that the amounts set forth on the Save-A-Lot Balance Sheet with respect to any Liabilities shall not be treated as minimum or maximum amounts or limitations on the amount of such Liabilities that are included in the definition of Save-A-Lot Liabilities pursuant to this subclause (i);
(ii)    all Liabilities as of the Effective Time that are of a nature or type that would have resulted in such Liabilities being properly included or reflected as liabilities or obligations of Save-A-Lot or the members of the Save-A-Lot Group on the combined balance sheet of the Save-A-Lot Business or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the Save-A-Lot Balance Sheet), it being understood that (x) the Save-A-Lot Balance Sheet shall be used to determine those Liabilities that are included in the definition of Save-A-Lot Liabilities pursuant to this subclause (ii); and (y) the amounts set forth on the Save-A-Lot Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Save-A-Lot Liabilities pursuant to this subclause (ii);
(iii)    except as otherwise provided pursuant to clauses (iv) through (xii) of this Section 2.3(a), all Liabilities, including any Environmental Liabilities, relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of any member of the Save-A-Lot Group or, prior to the Effective Time, any member of the Supervalu Group, in each case to the extent that such Liabilities relate to, arise out of or result from the Save-A-Lot Business or a Save-A-Lot Asset;
(iv)    any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Save-A-Lot or any other member of the Save-A-Lot Group, and all agreements, obligations and Liabilities of any member of the Save-A-Lot Group under this Agreement or any of the Ancillary Agreements;
(v)    all Liabilities relating to, arising out of or resulting from the Save-A-Lot Contracts, the Save-A-Lot Intellectual Property, the Save-A-Lot Software (except any use of the Save-A-Lot Software by or on behalf of any member of the Supervalu Group), the Save-A-Lot Owned Technology, or the Save-A-Lot Permits;
(vi)    all Liabilities relating to, arising out of or resulting from the Save-A-Lot Real Property;
(vii)    all Liabilities relating to, arising out of or resulting from any third-party Actions, whether prior to or following the Effective Time, to the extent related to the Save-A-Lot Business, including all Liabilities relating to, arising out of or resulting from the Save-A-Lot Specified Actions;
(viii)    any and all wages, salaries, and commissions payable to or on behalf of any Save-A-Lot Group Employees and Former Save-A-Lot Group Employees, together with Liabilities for incentive compensation, bonuses and other employee compensation and benefits for Save-A-Lot Group Employees and Former Save-A-Lot Group Employees to the extent such Liabilities are contemplated to be Liabilities of the Save-A-Lot Group pursuant to Article III hereof;
(ix)    any and all Liabilities whatsoever with respect to claims made by or with respect to any Save-A-Lot Group Employees or Former Save-A-Lot Group Employees in connection with any Benefit Plan not retained or assumed by any member of the Supervalu Group pursuant to this Agreement;

(x)    the Transaction Expenses allocated to Save-A-Lot pursuant to Section 7.9;
(xi)    any and all Liabilities set forth on Schedule 2.3(a)(xi); and
(xii)    all Liabilities arising out of claims made by any Third Party (including Supervalu’s or Save-A-Lot’s respective directors, officers, stockholders, employees and agents) against any member of the Supervalu Group or the Save-A-Lot Group to the extent relating to, arising out of or resulting from the Save-A-Lot Business or the Save-A-Lot Assets or the other business, operations, activities or Liabilities referred to in the foregoing subclauses of this Section 2.3(a).
Notwithstanding the foregoing, Save-A-Lot Liabilities shall not include any Liabilities that are expressly contemplated to be retained by Supervalu pursuant to the other provisions of this Agreement, including Article III.
(b)    Supervalu Liabilities. For the purposes of this Agreement, “Supervalu Liabilities” shall mean (i) subject to clause (ii) of this Section 2.3(b), all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of any member of the Supervalu Group and, prior to the Effective Time, any member of the Save-A-Lot Group to the extent such Liabilities are not Save-A-Lot Liabilities, and (ii) (A) all Liabilities relating to, arising out of or resulting from any third-party Actions to the extent such Liabilities are not Save-A-Lot Liabilities and (B) all Liabilities arising out of claims made by any Third Party (including Supervalu’s or Save-A-Lot’s respective directors, officers, stockholders, employees and agents) against any member of the Supervalu Group or the Save-A-Lot Group to the extent relating to, arising out of or resulting from the Supervalu Business or the Supervalu Assets; provided that Supervalu Liabilities shall exclude all Tax Liabilities.
Section 2.4    Approvals and Notifications.
(a)    Approvals and Notifications for Save-A-Lot Assets. To the extent that the transfer or assignment of any material Save-A-Lot Asset, the assumption of any material Save-A-Lot Liability, the Separation, or the Merger requires any Approvals or Notifications, from and after the date hereof, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable.
(b)    Delayed Save-A-Lot Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the Save-A-Lot Group of any Save-A-Lot Asset or assumption by the Save-A-Lot Group of any Save-A-Lot Liability would be a violation of applicable Law or require any Approvals or Notifications in connection with the Separation or the Merger that has not been obtained or made by the Effective Time, then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the Save-A-Lot Group of such Save-A-Lot Assets or the assumption by the Save-A-Lot Group of such Save-A-Lot Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or

Notifications have been obtained or made. Notwithstanding the foregoing, any such Save-A-Lot Assets or Save-A-Lot Liabilities shall continue to constitute Save-A-Lot Assets and Save-A-Lot Liabilities for all other purposes of this Agreement.
(c)    Treatment of Delayed Save-A-Lot Assets and Delayed Save-A-Lot Liabilities. If any transfer or assignment of any Save-A-Lot Asset or any assumption of any Save-A-Lot Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time, whether as a result of the provisions of Section 2.4(b) or for any other reason (any such Save-A-Lot Asset, a “Delayed Save-A-Lot Asset” and any such Save-A-Lot Liability, a “Delayed Save-A-Lot Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Supervalu Group retaining such Delayed Save-A-Lot Asset or such Delayed Save-A-Lot Liability, as the case may be, shall thereafter retain such Delayed Save-A-Lot Asset or Delayed Save-A-Lot Liability, as the case may be, for the use and benefit of the member of the Save-A-Lot Group entitled thereto (at the expense of the member of the Save-A-Lot Group entitled thereto). In addition, the member of the Supervalu Group retaining such Delayed Save-A-Lot Asset or such Delayed Save-A-Lot Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Save-A-Lot Asset or Delayed Save-A-Lot Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the Save-A-Lot Group to whom such Delayed Save-A-Lot Asset is to be transferred or assigned, or which will assume such Delayed Save-A-Lot Liability, as the case may be, in order to place such member of the Save-A-Lot Group in a substantially similar position as if such Delayed Save-A-Lot Asset or Delayed Save-A-Lot Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Save-A-Lot Asset or Delayed Save-A-Lot Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Save-A-Lot Asset or Delayed Save-A-Lot Liability, as the case may be, and all costs and expenses related thereto (except as set forth on Schedule 7.9), shall inure from and after the Effective Time to the applicable member(s) of the Save-A-Lot Group.
(d)    Transfer of Delayed Save-A-Lot Assets and Delayed Save-A-Lot Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Save-A-Lot Asset or the deferral of assumption of any Delayed Save-A-Lot Liability pursuant to Section 2.4(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed Save-A-Lot Asset or the assumption of any Delayed Save-A-Lot Liability have been removed, the transfer or assignment of the applicable Delayed Save-A-Lot Asset or the assumption of the applicable Delayed Save-A-Lot Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.
(e)    Costs for Delayed Save-A-Lot Assets and Delayed Save-A-Lot Liabilities. Any member of the Supervalu Group retaining a Delayed Save-A-Lot Asset or Delayed Save-A-Lot Liability due to the deferral of the transfer or assignment of such Delayed Save-A-Lot Asset or the deferral of the assumption of such Delayed Save-A-Lot Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Save-A-Lot or the Affiliate of Save-A-Lot entitled to the Delayed Save-A-Lot Asset or Delayed Save-A-Lot Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by

Save-A-Lot or the member of the Save-A-Lot Group entitled to such Delayed Save-A-Lot Asset or Delayed Save-A-Lot Liability.
(f)    Approvals and Notifications for Supervalu Assets. To the extent that the transfer or assignment of any Supervalu Asset, the assumption of any Supervalu Liability, the Separation, or (except as otherwise provided in the Merger Agreement) the Merger requires any Approvals or Notifications, from and after the date hereof, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable.
(g)    Delayed Supervalu Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the Supervalu Group of any material Supervalu Asset or assumption by the Supervalu Group of any material Supervalu Liability would be a violation of applicable Law or require any Approval or Notification that has not been obtained or made by the Effective Time, then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the Supervalu Group of such Supervalu Assets or the assumption by the Supervalu Group of such Supervalu Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approval or Notification has been obtained or made. Notwithstanding the foregoing, any such Supervalu Assets or Supervalu Liabilities shall continue to constitute Supervalu Assets and Supervalu Liabilities for all other purposes of this Agreement.
(h)    Treatment of Delayed Supervalu Assets and Delayed Supervalu Liabilities. If any transfer or assignment of any Supervalu Asset or any assumption of any Supervalu Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time whether as a result of the provisions of this Section 2.4(h) or for any other reason (any such Supervalu Asset, a “Delayed Supervalu Asset” and any such Supervalu Liability, a “Delayed Supervalu Liability”), then, insofar as reasonably possible, the member of the Save-A-Lot Group retaining such Delayed Supervalu Asset or such Delayed Supervalu Liability, as the case may be, shall thereafter retain such Delayed Supervalu Asset or Delayed Supervalu Liability, as the case may be, for the use and benefit of the member of the Supervalu Group entitled thereto (at the expense of the member of the Supervalu Group entitled thereto). In addition, the member of the Save-A-Lot Group retaining such Delayed Supervalu Asset or such Delayed Supervalu Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Supervalu Asset or Delayed Supervalu Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the Supervalu Group to which such Delayed Supervalu Asset is to be transferred or assigned, or which will assume such Delayed Supervalu Liability, as the case may be, in order to place such member of the Supervalu Group in a substantially similar position as if such Delayed Supervalu Asset or Delayed Supervalu Liability had been transferred, assigned or assumed and so that all the benefits and burdens relating to such Delayed Supervalu Asset or Delayed Supervalu Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Supervalu Asset or Delayed Supervalu Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the applicable member(s) of the Supervalu Group.

(i)    Transfer of Delayed Supervalu Assets and Delayed Supervalu Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Supervalu Asset or the deferral of assumption of any Delayed Supervalu Liability, are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed Supervalu Asset or the assumption of any Delayed Supervalu Liability have been removed, the transfer or assignment of the applicable Delayed Supervalu Asset or the assumption of the applicable Delayed Supervalu Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.
(j)    Costs for Delayed Supervalu Assets and Delayed Supervalu Liabilities. Any member of the Save-A-Lot Group retaining a Delayed Supervalu Asset or Delayed Supervalu Liability due to the deferral of the transfer or assignment of such Delayed Supervalu Asset or the deferral of the assumption of such Delayed Supervalu Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Supervalu or the member of the Supervalu Group entitled to the Delayed Supervalu Asset or Delayed Supervalu Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Supervalu or the member of the Supervalu Group entitled to such Delayed Supervalu Asset or Delayed Supervalu Liability.
(k)    Each of Supervalu and Save-A-Lot shall, and shall cause the members of its Group to, (i) treat for all income Tax purposes all Save-A-Lot Delayed Assets as being transferred to, and all Save-A-Lot Delayed Liabilities as being assumed by, Save-A-Lot no later than the Effective Time, (ii) treat for all income Tax purposes all Supervalu Delayed Assets as being transferred to, and all Supervalu Delayed Liabilities as being assumed by, Supervalu no later than the Effective Time, and (iii) not report or take any Tax position (on a Tax return or otherwise) inconsistent with such treatment (unless required by applicable Law, and provided that in the case of a Tax proceeding in which the relevant taxing authority initiates a challenge to such treatment, nothing contained herein shall prevent the Parties or their Affiliates from settling any such Tax proceeding with such taxing authority relating to such treatment after making a reasonable, good faith effort to defend such treatment).
Section 2.5    Novation of Liabilities.
(a)    Novation of Save-A-Lot Liabilities.
(i)    Prior to the Effective Time, Save-A-Lot, at the request of Supervalu, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign any and all Save-A-Lot Liabilities, including any guarantee, surety bond, letter of credit, letter of comfort, bid bond, performance bond or other financial assurance arrangement or commitment (collectively, “Credit Support Instruments”) obtained solely for the benefit of the Save-A-Lot Group (collectively, the “Save-A-Lot Credit Support Instruments”) and any claims relating to the Save-A-Lot Business under Supervalu’s third-party insurance policies existing on the date hereof (the “Save-A-Lot Insurance Claims”), and obtain in writing the unconditional release of each member of the Supervalu Group that is a party to or otherwise obligated under any such arrangements, to the extent permitted by applicable Law and effective as of the Effective Time, so that, in any such case, the members of the Save-A-Lot Group shall be solely responsible for such Save-A-Lot Liabilities, including those Save-A-Lot Credit Support Instruments set forth in Schedule 2.5(a)(i) and those Save-A-Lot Insurance Claims set forth in Schedule 2.5(a)(ii), each of which Schedules shall be updated by the parties consistent with the terms of this Agreement prior to the Effective Time. To the extent such substitution contemplated by the first sentence of this Section 2.5(a) has been effected, the members of the Supervalu Group shall from and after the Effective Time cease to have any obligation whatsoever arising from or in connection with such Save-A-Lot Liabilities, including the Save-A-Lot Credit Support Instruments.
(ii)    If Save-A-Lot is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release, and the applicable member of the Supervalu Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Save-A-Lot Liability”), Save-A-Lot or the relevant member of the Save-A-Lot Group shall, to the extent not prohibited by Law, (A) use its commercially reasonable effort to effect such consent, substitution, approval, amendment or release as soon as practicable following the Effective Time, but in any event within six (6) months thereof, and (B) as indemnitor, guarantor, agent or subcontractor for such member of the Supervalu Group, as the case may be, (1) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Supervalu Group that constitute Unreleased Save-A-Lot Liabilities from and after the Effective Time, including by paying such member of the Supervalu Group for any costs and expenses of carrying any Save-A-Lot Credit Support Instrument from and after the Effective Time and (2) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Supervalu Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Save-A-Lot Liabilities shall otherwise become assignable or able to be novated, Supervalu shall promptly assign, or cause to be assigned, and Save-A-Lot or the applicable Save-A-Lot Group member shall assume, such Unreleased Save-A-Lot Liabilities without exchange of further consideration.
(iii)    If Save-A-Lot is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release as set forth in clause (ii) of this Section 2.5(a), Save-A-Lot and any relevant member of its Group that has assumed the applicable Unreleased Save-A-Lot Liability shall indemnify, defend and hold harmless Supervalu against or from such Unreleased Save-A-Lot Liability in accordance with the provisions of Article IV and shall, as agent or subcontractor for Supervalu, pay, perform and discharge fully all the obligations or other Liabilities of Supervalu thereunder.
(b)    Novation of Supervalu Liabilities.
(i)    Prior to the Effective Time, Supervalu, at the request of Save-A-Lot, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign any and all Supervalu Liabilities, including any Credit Support Instruments obtained solely for the benefit of the Supervalu Group (and not for the Save-A-Lot Business) (collectively, the “Supervalu Credit Support Instruments”), and obtain in writing the unconditional release of each member of the Save-A-Lot Group that is a party to or otherwise obligated under any such arrangements, so that, in any such case, the members of the Supervalu Group shall be solely responsible for such Supervalu Liabilities.
(ii)    If Supervalu is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Save-A-Lot Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Supervalu Liability”), Supervalu shall, to the extent not prohibited by Law, (A) use its commercially reasonable effort to effect such consent, substitution, approval, amendment or release as soon as practicable following the Effective Time, but in any event within six (6) months thereof, and (B) as indemnitor, guarantor, agent or subcontractor for such member of the Save-A-Lot Group, as the case may be, (1) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Save-A-Lot Group that constitute Unreleased Supervalu Liabilities from and after the Effective Time, including by paying such member of the Save-A-Lot Group for any costs and expenses of carrying any Supervalu Credit Support Instrument from and after the Effective Time and (2) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Save-A-Lot Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Supervalu Liabilities shall otherwise become assignable or able to be novated, Save-A-Lot shall promptly assign, or cause to be assigned, and Supervalu or the applicable Supervalu Group member shall assume, such Unreleased Supervalu Liabilities without exchange of further consideration.
(iii)    If Supervalu is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release as set forth in clause (ii) of this Section 2.5(b), Supervalu or the relevant member of its Group that has assumed the applicable Unreleased Supervalu Liability shall indemnify, defend and hold harmless Save-A-Lot against or from such Unreleased Supervalu Liability in accordance with the provisions of Article IV and shall, as agent or subcontractor for Save-A-Lot, pay, perform and discharge fully all the obligations or other Liabilities of Save-A-Lot thereunder.
(c)    Shared Credit Support Instruments. In the event that any Credit Support Instrument is for the benefit of both Save-A-Lot (or a member of the Save-A-Lot Group) and Supervalu (or a member of the Supervalu Group), including those set forth on Schedule 2.5(c) (the “Shared Credit Support Instruments”), Save-A-Lot and Supervalu shall use their respective commercially reasonable efforts to cause each such Shared Credit Support Instrument to be novated or cancelled and rewritten to reflect the amount of business or claims supported thereby of Save-A-Lot and the members of the Save-A-Lot Group, on the one hand, and Supervalu and the members of the Supervalu Group, on the other hand, at or prior to the Effective Time. Prior to such novation or cancellation and rewriting, any costs and expenses in connection with any such Shared Credit Support Instrument shall be allocated between Save-A-Lot and Supervalu based on their respective amounts of business or claims supported thereby, as reasonably determined by the applicable third-party beneficiary of the relevant Shared Credit Support Instrument to be proportionate to the extent to which such Shared Credit Support Instrument is for the benefit of the Save-A-Lot Group, on the one hand, and the Supervalu Group, on the other hand. To the extent such cancellation and rewriting contemplated by the first sentence of this Section 2.5(c) in respect of the Shared Credit Support Instruments has not been effected at or prior to the Effective Time, (x) each of Save-A-Lot and Supervalu shall use commercially reasonable efforts to effect such substitution as soon as practicable following the Effective Time, but in any event within six (6) months thereof, (y) Save-A-Lot shall promptly reimburse and indemnify, defend and hold harmless Supervalu (and any member of the Supervalu Group) with respect to any obligations of Supervalu and any member of the Supervalu Group, as applicable, under such Shared Credit Support Instruments arising out of an underlying claim to the extent related to Save-A-Lot (and any member of the Save-A-Lot Group), and (z) Supervalu shall promptly reimburse and indemnify, defend and hold harmless Save-A-Lot (and any member of the Save-A-Lot Group) with respect to any obligations of Save-A-Lot and any member of the Save-A-Lot Group, as applicable, under such Shared Credit Support Instruments arising out of an underlying claim to the extent related to Supervalu (and any member of the Supervalu Group).
Section 2.6    Release of Guarantees. In furtherance of, and not in limitation of, the obligations set forth in Section 2.5:
(a)    On or prior to the Effective Time or as soon as practicable thereafter, each of Supervalu and Save-A-Lot shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the Supervalu Group removed as guarantor of or obligor for any Save-A-Lot Liability to the extent that they relate to Save-A-Lot Liabilities, including the removal of any Security Interest on or in any Supervalu Asset that may serve as collateral or security for any such Save-A-Lot Liability; and (ii) have any member(s) of the Save-A-Lot Group removed as guarantor of or obligor for any Supervalu Liability to the extent that they relate to Supervalu Liabilities, including the removal of any Security Interest on or in any Save-A-Lot Asset that may serve as collateral or security for any such Supervalu Liability.
(b)    To the extent required to obtain a release from a guarantee releasing:
(i)    any member of the Supervalu Group, Save-A-Lot shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Supervalu Asset that may serve as collateral or security for any such Save-A-Lot Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (i) with which Save-A-Lot would be reasonably unable to comply or (ii) which Save-A-Lot would not reasonably be able to avoid breaching; and
(ii)    any member of the Save-A-Lot Group, Supervalu shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Save-A-Lot Asset that may serve as collateral or security for any such Supervalu Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (i) with which Supervalu would be reasonably unable to comply or (ii) which Supervalu would not reasonably be able to avoid breaching.

(c)    If Supervalu or Save-A-Lot is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in clauses (a) and (b) of this Section 2.6, (i) the Party and the relevant member of its Group that has assumed the Liability with respect to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of Supervalu and Save-A-Lot, on behalf of itself and the other members of their respective Group, without the prior written consent of the other (not to be unreasonably withheld, conditioned or delayed) agree not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, Contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such other Party.
Section 2.7    Intercompany Agreements and Accounts.
(a)    Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 4.1, Save-A-Lot and each member of the Save-A-Lot Group, on the one hand, and Supervalu and each member of the Supervalu Group, on the other hand, shall terminate any and all agreements, arrangements, commitments, understandings and intercompany accounts receivable, accounts payable and other intercompany accounts, whether or not in writing, between or among Save-A-Lot and/or any member of the Save-A-Lot Group, on the one hand, and Supervalu and/or any member of the Supervalu Group, on the other hand, effective as of the Effective Time. No such terminated agreement, arrangement, commitment, understanding or intercompany accounts receivable, accounts payable and other intercompany accounts (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.
(b)    The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments, understandings or intercompany accounts receivable, accounts payable and other intercompany accounts (or to any of the provisions thereof):
(i)    this Agreement, the Merger Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time);
(ii)    any agreements, arrangements, commitments, understandings or intercompany accounts receivable, accounts payable and other intercompany accounts listed or described on Schedule 2.7(b)(ii), which shall be treated as described therein;
(iii)    any agreements, arrangements, commitments or understandings to which any Third Party is a party, including any Shared Contracts;

(iv)    any agreements, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of Supervalu or Save-A-Lot, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned); and
(v)    any Shared Contracts.
Section 2.8    Treatment of Shared Contracts.
(a)    Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.8 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any Contract, other than any Service Agreement Contract, a portion of which relates to matters that would be the subject of a Save-A-Lot Contract, but the remainder of which relates to matters that would be the subject of a Supervalu Asset (any such Contract, including the Contracts set forth on Schedule 2.8(a), and other than any Service Agreement Contract, a “Shared Contract”), shall be assigned, at or prior to the Effective Time, in relevant part to the applicable member(s) of the applicable Group, or appropriately amended or novated prior to, at or after the Effective Time, so that each Party or the member of its Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses to the same extent received and borne as of immediately prior to the Effective Time, in each case in the manner described on Schedule 2.8(a), if any, with respect to such Shared Contract; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any portion of any Shared Contract which is not so assignable (or cannot be so amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the Save-A-Lot Group or the Supervalu Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the Save-A-Lot Business or the Supervalu Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.8, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement, except to the extent set forth on Schedule 7.9), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.8.
(b)    Each of Supervalu and Save-A-Lot shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax return or otherwise) inconsistent with such treatment (unless required by applicable Law, and provided that in the case of a tax proceeding in which the relevant taxing authority initiates a challenge to such treatment, nothing contained herein shall prevent the Parties or their Affiliates from settling any such dispute with a taxing authority relating to such treatment after making a reasonable, good faith effort to defend such treatment).
(c)    Except as otherwise described on Schedule 2.8(a) in respect of a Shared Contract or as set forth in Schedule 7.9, nothing in Section 2.8(a) shall require any member of any Group to make any payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any obligation or grant any concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.8.
Section 2.9    Bank Accounts; Outstanding Checks.
(a)    Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all Contracts governing each bank and brokerage account owned by Save-A-Lot or any other member of the Save-A-Lot Group (collectively, the “Save-A-Lot Accounts”) and all Contracts governing each bank or brokerage account owned by Supervalu or any other member of the Supervalu Group (collectively, the “Supervalu Accounts”) so that each such Save-A-Lot Account and Supervalu Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any Supervalu Account or Save-A-Lot Account, respectively, is de-Linked from such Supervalu Account or Save-A-Lot Account, respectively.
(b)    With respect to any outstanding checks issued or payments initiated by Supervalu, Save-A-Lot, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.
(c)    As between Supervalu and Save-A-Lot (and the members of their respective Groups), all payments made and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set- off.
Section 2.10    Ancillary Agreements. Effective on or prior to the Effective Time, each of Supervalu and Save-A-Lot will, or will cause the applicable members of their respective Groups to, execute and deliver all Ancillary Agreements to which it or any member of their respective Groups is a party.
Section 2.11    Disclaimer of Representations and Warranties. EACH OF SUPERVALU (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SUPERVALU GROUP) AND SAVE-A-LOT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SAVE-A-LOT GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN

ANY ANCILLARY AGREEMENT OR THE MERGER AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR THE MERGER AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR, WITHOUT LIMITATION, THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.
ARTICLE III
EMPLOYEE MATTERS
Section 3.1    General Principles.
(a)    Service Credit.
(i)    Service for Eligibility, Vesting and Benefit Purposes. The Save-A-Lot Benefit Plans established pursuant to Section 3.1(b)(i) shall give each Save-A-Lot Group Employee full credit for all purposes for such Save-A-Lot Group Employee's service prior to the Effective Time with Supervalu and its applicable Affiliates (including the Save-A-Lot Group) and their respective predecessors, to the same extent such service is recognized by Supervalu and its applicable Affiliates (including the Save-A-Lot Group) immediately prior to the Effective Time. As of and after the Effective Time, for purposes of eligibility and vesting and, with respect to vacation, paid time off and any applicable severance plans, for purposes of determining the level of benefits thereunder, Save-A-Lot shall or shall cause the applicable members of the Save-A-Lot Group to give each Save-A-Lot Group Employee full credit under each other employee benefit plan, policy or arrangement, and any other service-based or seniority-based entitlement maintained or made available for the benefit of Save-A-Lot Group Employees as of and after the Effective Time by any member of the Save-A-Lot Group (but excluding equity or equity based compensation arrangements), for such Save-A-Lot Group Employee's service prior to the Effective Time with Supervalu and its applicable

Affiliates (including the Save-A-Lot Group) and their respective predecessors, to the same extent such service is recognized by Supervalu and its applicable Affiliates (including the Save-A-Lot Group) immediately prior to the Effective Time. Notwithstanding the foregoing, no service credit will be given to the extent that it would result in a duplication of benefits for the same period of service.
(ii)    Evidence of Prior Service. Notwithstanding anything in this Agreement to the contrary, but subject to applicable Law, upon reasonable request by either Party, the other Party will provide to the requesting Party copies of any records available to the providing Party to document the service, plan participation and membership of former Employees of the providing Party who are then Employees of the requesting Party, and will cooperate with the requesting Party to resolve any discrepancies or obtain any missing data for purposes of determining benefit eligibility, participation, vesting and calculation of benefits with respect to any such Employee.
(b)    Benefit Plans.
(i)    Establishment of Plans. Not later than the Effective Time, Save-A-Lot shall, or shall cause an applicable member of the Save-A-Lot Group to, adopt Benefit Plans (and related trusts, if applicable), with terms comparable to and not more favorable to employees than those of the corresponding Supervalu Benefit Plans (or such other standard as is specified in this Agreement with respect to any particular Benefit Plan); provided, however, that (A) Save-A-Lot will not establish any severance plans, equity compensation plans, defined benefit pension plans, retiree welfare plans or voluntary employees’ beneficiary associations (or related trusts) and (B) Save-A-Lot will limit participation as of the Effective Time in any such Save-A-Lot Benefit Plan to Save-A-Lot Group Employees and Former Save-A-Lot Group Employees who participated in the corresponding Supervalu Benefit Plan immediately prior to the Effective Time.
(ii)    Information and Operation. Supervalu shall provide Save-A-Lot with information describing each Supervalu Benefit Plan election made by a Save-A-Lot Group Employee or Former Save-A-Lot Group Employee that may have application to a Save-A-Lot Benefit Plan from and after the Effective Time, and Save-A-Lot shall use its commercially reasonable efforts to administer the Save-A-Lot Benefit Plans using those elections until superseded or expired in accordance with their terms and the terms of the applicable Save-A-Lot Benefit Plan. Each Party shall, upon reasonable request, provide the other Party and the other Party’s respective Affiliates, agents, and vendors all information reasonably necessary to the other Party’s operation or administration of its Benefit Plans and to the other Party’s compliance with its obligations under this Agreement.
(iii)    No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement, no participant in any Save-A-Lot Benefit Plan shall receive service credit or benefits to the extent that receipt of such service credit or benefits would result in duplication of benefits provided to such participant by the corresponding Supervalu Benefit Plan or any other plan, program or arrangement sponsored or maintained by a member of the Supervalu Group. Furthermore, unless expressly provided for in this Agreement, or required by applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting or entitlements under any compensation or Benefit Plan, program or arrangement sponsored or maintained by a member of the Supervalu Group or member of the Save-A-Lot Group on the part of any Employee or Former Employee.
(iv)    No Expansion of Participation. Unless otherwise expressly provided in this Agreement, as otherwise determined or agreed to by Supervalu and Save-A-Lot, as required by applicable Law, or as explicitly set forth in a Save-A-Lot Benefit Plan, a Save-A-Lot Group Employee or Former Save-A-Lot Group Employee shall be entitled to participate in the Save-A-Lot Benefit Plans at the Effective Time only to the extent that such Save-A-Lot Group Employee or Former Save-A-Lot Group Employee was entitled to participate in the corresponding Supervalu Benefit Plan as in effect immediately prior to the Effective Time and such Supervalu Benefit Plan is replicated by Save-A-Lot (to the extent that such Save-A-Lot Group Employee or Former Save-A-Lot Group Employee does not participate in the respective Save-A-Lot Benefit Plan immediately prior to the Effective Time), it being understood that this Agreement is not intended to expand after the Effective Time (A) the number of Save-A-Lot Group Employees or Former Save-A-Lot Group Employees entitled to participate in any Save-A-Lot Benefit Plan or (B) the participation rights of Save-A-Lot Group Employees or Former Save-A-Lot Group Employees in any Save-A-Lot Benefit Plans beyond the rights of such Save-A-Lot Group Employees or Former Save-A-Lot Group Employees under the corresponding Supervalu Benefit Plans.
(c)    Services Agreement. The Parties acknowledge that the Supervalu Group will provide certain administrative services for certain of Save-A-Lot’s compensation and benefit programs under the terms of the Services Agreement. The Parties agree to enter into a customary business associate agreement (if, pursuant to the Services Agreement, Supervalu will create, receive, maintain or transmit “protected health information” as defined under HIPAA) in connection with the Services Agreement.
(d)    Beneficiaries. References in this Agreement to Supervalu Group Employees, Former Supervalu Group Employees, Save-A-Lot Group Employees, Former Save-A-Lot Group Employees and non-employee directors of either Supervalu or Save-A-Lot, shall be deemed to refer to their beneficiaries, dependents, survivors and alternate payees, as applicable.
(e)    Interpretation. In the event of any conflict between the provisions of this Article III and any other provision of this Agreement, this Article III shall control.
Section 3.2    Assignment of Employees.
(a)    Assignment and Transfer of Employees. Effective no later than immediately prior to the Effective Time and except as otherwise agreed by the Parties, (i) the applicable member of the Supervalu Group shall have taken such actions as are necessary or appropriate to ensure that each individual who is primarily dedicated to the Save-A-Lot Business as of immediately prior to the Effective Time (including any such individual who is not actively working as of the Effective Time as a result of an illness, injury, approved leave of absence or leave of absence otherwise taken in accordance with applicable Law), and in each case, who is employed by Supervalu or its Subsidiaries immediately prior to the Effective Time (collectively, the “Save-A-Lot Group Employees”), excluding any Save-A-Lot LTD Employee, is employed by a member of the Save-A-

Lot Group as of immediately prior to the Effective Time, and (ii) the applicable member of the Supervalu Group shall have taken such actions as are necessary or appropriate to ensure that each individual employed by the Supervalu Group as of the Effective Time who is not a Save-A-Lot Group Employee (collectively, the “Supervalu Group Employees”) and each Save-A-Lot LTD Employee is employed by a member of the Supervalu Group as of immediately prior to the Effective Time. Each of the Parties agrees to execute, and to seek to have the applicable Employees execute, such documentation, if any, as may be necessary to reflect such assignment and/or transfer.
(b)    At-Will Status. Nothing in this Agreement shall create any obligation on the part of any member of the Supervalu Group or any member of the Save-A-Lot Group to continue the employment of any Employee or permit the return from a leave of absence for any period after the date of this Agreement (except as required by applicable Law) or change the employment status of any Employee from “at-will,” to the extent that such Employee is an “at-will” employee under applicable Law.
(c)    No Severance. The Parties acknowledge and agree that the Separation and the assignment, transfer, or continuation of the employment of Employees as contemplated by this Section 3.2 shall not be deemed an involuntary termination of employment or to have created any entitlement to severance payments or benefits under any policy, plan, program or agreement for any Save-A-Lot Group Employee or Supervalu Group Employee.
(d)    No Change of Control or Change in Control. The Parties acknowledge and agree that neither the consummation of the Separation nor any transaction contemplated by this Agreement shall be deemed a “change of control,” “change in control” or term of similar import for purposes of any Benefit Plan sponsored or maintained by any member of the Supervalu Group or any member of the Save-A-Lot Group.
(e)    Payroll and Related Taxes. With respect to any Save-A-Lot Group Employee or group of Save-A-Lot Group Employees that were employed by a member of the Supervalu Group prior to the Effective Time, the Parties shall, or shall cause their respective Subsidiaries to, (i) treat Save-A-Lot (or the applicable member of the Save-A-Lot Group) as a “successor employer” and Supervalu (or the applicable member of the Supervalu Group) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, for purposes of taxes imposed under the United States Federal Insurance Contributions Act, as amended (“FICA”), or the United States Federal Unemployment Tax Act, as amended (“FUTA”), (ii) cooperate with each other to avoid the restart of FICA and FUTA upon or following the Effective Time with respect to each such Save-A-Lot Group Employee for the tax year during which the Effective Time occurs, and (iii) use commercially reasonably efforts to implement the alternate procedure described in Section 5 of Revenue Procedure 2004-53.

Section 3.3    Individual Agreements.
(a)    Save-A-Lot Individual Agreements.
(i)    Assignment by Supervalu. Each Save-A-Lot Individual Agreement is hereby assigned to Save-A-Lot or another member of the Save-A-Lot Group, as designated by Save-A-Lot, with such assignment to be effective as of the Effective Time; provided, however, that to the extent that assignment of any such Save-A-Lot Individual Agreement is not permitted by the terms of such agreement or by applicable Law, effective as of the Effective Time, each member of the Save-A-Lot Group shall be considered to be a successor to each member of the Supervalu Group for purposes of, and a third-party beneficiary with respect to, such Save-A-Lot Individual Agreement, such that each member of the Save-A-Lot Group shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary), with respect to the business operations of the Save-A-Lot Group; and provided, further, that in no event shall Supervalu be permitted to enforce any Save-A-Lot Individual Agreement (including any agreement containing noncompetition or nonsolicitation covenants) against a Save-A-Lot Group Employee or Former Save-A-Lot Group Employee for action taken in such individual’s capacity as a Save-A-Lot Group Employee or Former Save-A-Lot Group Employee.
(ii)    Assumption by Save-A-Lot. Effective as of the Effective Time, Save-A-Lot will assume and honor, or will cause a member of the Save-A-Lot Group to assume and honor, any Save-A-Lot Individual Agreement assigned pursuant to Section 3.3(a)(i), and to honor as a successor any Save-A-Lot Individual Agreement described in the first proviso to Section 3.3(a)(i); provided, however, that notwithstanding the foregoing, (A) the Save-A-Lot Group will not be responsible for and the Supervalu Group shall remain responsible for satisfying any obligations under any Save-A-Lot Individual Agreement or otherwise to provide any transaction, retention, stay, change in control or other similar one-time bonuses or awards in connection with the Separation or any related transactions (other than, for the avoidance of doubt, pursuant to agreements entered into by Save-A-Lot on or after the Effective Time) and (B) the Save-A-Lot Group shall not assume or be responsible for any Liabilities or other obligations associated with any commitment or promise in a Save-A-Lot Individual Agreement to grant any equity or long-term incentive compensation awards.
(b)    Supervalu Individual Agreements.
(i)    Assignment by Save-A-Lot. Each Supervalu Individual Agreement is hereby assigned to Supervalu or another member of the Supervalu Group, as designated by Supervalu, with such assignment to be effective as of the Effective Time; provided, however, that to the extent that assignment of any such Supervalu Individual Agreement is not permitted by the terms of such agreement or by applicable Law, effective as of the Effective Time, each member of the Supervalu Group shall be considered to be a successor to each member of the Save-A-Lot Group for purposes of, and a third-party beneficiary with respect to, such Supervalu Individual Agreement, such that each member of the Supervalu Group shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary), with respect to the business operations of the Supervalu Group; and provided, further, that in no event shall Save-A-Lot be permitted to enforce any

Supervalu Individual Agreement (including any agreement containing noncompetition or nonsolicitation covenants) against a Supervalu Group Employee or Former Supervalu Group Employee for action taken in such individual’s capacity as a Supervalu Group Employee or Former Supervalu Group Employee.
(ii)    Assumption by Supervalu. Effective as of the Effective Time, Supervalu will assume and honor, or will cause a member of the Supervalu Group to assume and honor, any Supervalu Individual Agreement assigned pursuant to Section 3.3(b)(i), and to honor as a successor any Supervalu Individual Agreement described in the proviso to Section 3.3(b)(i).
Section 3.4    Short-Term Incentive Plans.
(a)    Establishment of Save-A-Lot Short-Term Incentive Plans. At or before the Effective Time, Save-A-Lot shall, or shall cause another member of the Save-A-Lot Group to, establish the Save-A-Lot Short-Term Incentive Plans.
(b)    Fiscal Year 2017 Annual and Short-Term Bonus. Effective as of the Effective Time, the Liability in respect of bonus awards allocable to Save-A-Lot Group Employees or Former Save-A-Lot Group Employees under the Supervalu Short-Term Incentive Plans in respect of the 2017 fiscal year shall be assumed by the Save-A-Lot Group based on the accrual for such Employees as shown on the books and records of Supervalu as of immediately prior to the Effective Time (which accrual for all purposes under this Agreement and the Merger Agreement (including the calculation of Working Capital as of the Closing) shall be calculated reasonably and in good faith in accordance with past practices and the applicable terms of the applicable incentive plans). From and after the Effective Time until the end of the 2017 fiscal year, Save-A-Lot shall maintain the Save-A-Lot Short-Term Incentive Plans in accordance with their terms.
(c)    Fiscal Year 2018 Annual and Short Term Bonus. Notwithstanding the foregoing, Save-A-Lot will not, prior to the Effective Time, establish Save-A-Lot Short-Term Incentive Plans covering the 2018 fiscal year performance period, which Save-A-Lot Short-Term Incentive Plans will only be established after the Effective Time.
(d)    Allocation of Liabilities. Except as otherwise provided in this Agreement, (i) the Supervalu Group shall be solely responsible for funding, paying, and discharging all obligations relating to any incentive bonus awards under any Supervalu Short-Term Incentive Plan with respect to payments earned before, as of, or after the Effective Time to Supervalu Group Employees or Former Supervalu Group Employees, and no member of the Save-A-Lot Group shall have any obligations with respect thereto; and (ii) the Save-A-Lot Group shall be solely responsible for funding, paying, and discharging all obligations relating to any incentive bonus awards under any Save-A-Lot Short-Term Incentive Plan with respect to payments earned before, as of, or after the Effective Time to Save-A-Lot Group Employees or Former Save-A-Lot Group Employees, and no member of the Supervalu Group shall have any obligations with respect thereto.

Section 3.5    Retirement Plans.
(a)    Supervalu Pension Plan. On and following the Effective Time, the Supervalu Group shall retain sponsorship of the Supervalu Pension Plan and any related trust, and the Supervalu Pension Plan shall remain responsible for benefits payable thereunder to Save-A-Lot Group Employees. From and after the Effective Time, all Liabilities under or associated with the Supervalu Pension Plan shall be Liabilities of the Supervalu Group. Effective as of the Effective Time, Save-A-Lot Group Employees shall be treated as terminated vested employees under the Supervalu Pension Plan.
(b)    Save-A-Lot Savings Plan.
(i)    Establishment of Plan. Effective on or prior to the Effective Time, Save-A-Lot shall establish, or cause to be established, the Save-A-Lot Savings Plan and a related trust (the “Save-A-Lot Savings Plan Trust”), which shall be intended to meet the tax qualification requirements of Section 401(a) of the Code, the tax exemption requirements of Section 501(a) of the Code and the requirements described in Sections 401(k) and 401(m) of the Code, and which shall be substantially similar in most material respects to the Supervalu Savings Plan. Before the Effective Time, Save-A-Lot shall provide Supervalu with (i) a copy of the Save-A-Lot Savings Plan and Save-A-Lot Savings Plan Trust and (ii) a copy of certified resolutions of the Save-A-Lot Board (or its authorized committee or other delegate) evidencing adoption of the Save-A-Lot Savings Plan and Save-A-Lot Savings Plan Trust and the assumption by the Save-A-Lot Savings Plan of the Liabilities described in Section 3.5(b)(ii).
(ii)    Transfer of Account Balances. Effective on or prior to the Effective Time, Supervalu shall cause the trustee of the Supervalu Savings Plan to transfer from the trust that forms a part of the Supervalu Savings Plan (the “Supervalu Savings Plan Trust”) to the Save-A-Lot Savings Plan Trust, the account balances of Save-A-Lot Group Employees under the Supervalu Savings Plan, determined as of the date of the transfer. Unless otherwise agreed by the parties, such transfers shall be made in kind (to the extent practicable) or in cash (if not practicable), and in kind in the case of promissory notes evidencing the transfer of outstanding participant loans. Any Asset and Liability transfers pursuant to this Section 3.5(b)(ii) shall comply in all respects with Sections 414(l) and 411(d)(6) of the Code and if required, shall be made not less than 30 days after Supervalu shall have filed the notice under Section 6058(b) of the Code. The Parties agree that to the extent that any Assets are not transferred in kind, the Assets transferred will be mapped into an appropriate investment vehicle, including the Save-A-Lot Savings Plan qualified default investment alternative.
(iii)    Save-A-Lot Savings Plan Provisions. The Save-A-Lot Savings Plan shall provide that:

(A)    Save-A-Lot Group Employees shall (1) be eligible to participate in the Save-A-Lot Savings Plan on or prior to the Effective Time to the extent that they were eligible to participate in the Supervalu Savings Plan as of immediately prior to the time the Save-A-Lot Savings Plan becomes effective, and (2) receive credit for all service credited for that purpose under the Supervalu Savings Plan as of immediately prior to the time the Save-A-Lot Savings Plan becomes effective as if that service had been rendered to Save-A-Lot;
(B)    the account balance of each Save-A-Lot Group Employee under the Supervalu Savings Plan as of the date of the transfer of Assets from the Supervalu Savings Plan (including any outstanding promissory notes) shall be credited to such individual’s account balance under the Save-A-Lot Savings Plan; and
(C)    the Save-A-Lot Savings Plan shall assume and honor the terms of all QDROs in effect under the Supervalu Savings Plan in respect of Save-A-Lot Group Employees as of immediately prior to Effective Time.
(iv)    Determination Letter Request. Save-A-Lot shall submit an application to the IRS as soon as practicable after the time the Save-A-Lot Savings Plan becomes effective (but no later than the last day of the applicable remedial amendment period as defined in applicable Code provisions) requesting a determination letter regarding the qualified status of the Save-A-Lot Savings Plan under Sections 401(a) and 401(k) of the Code and the Save-A-Lot Savings Plan Trust under Section 501(a) of the Code and shall make any amendments reasonably requested by the IRS to receive such a favorable determination letter.
(v)    Supervalu Savings Plan After the Save-A-Lot Savings Plan Becomes Effective. From and after the time the Save-A-Lot Savings Plan becomes effective, (i) the Supervalu Savings Plan shall continue to be responsible for Liabilities accrued thereunder in respect of Supervalu Group Employees and Former Employees, and (ii) no Save-A-Lot Group Employees shall accrue any benefits under the Supervalu Savings Plan other than in respect of investment earnings, gains and losses on account balances prior to the transfer described in Section 3.5(b)(ii). Without limiting the generality of the foregoing, Save-A-Lot Group Employees shall cease to be active participants in the Supervalu Savings Plan effective as of the time the Save-A-Lot Savings Plan becomes effective, and cease to be participants of any sort following the transfer described in Section 3.5(b)(ii).
(vi)    Plan Fiduciaries. For all periods after the time the Save-A-Lot Savings Plan becomes effective, the Parties agree that the applicable fiduciaries of each of the Supervalu Savings Plan and the Save-A-Lot Savings Plan, respectively, shall have the authority with respect to the Supervalu Savings Plan and the Save-A-Lot Savings Plan, respectively, to determine the investment alternatives, the terms and conditions with respect to those investment alternatives, and such other matters as are within the scope of their duties under ERISA and the terms of the applicable plan documents.

(vii)    No Loss of Unvested Benefits; No Distributions. The transfer of any Save-A-Lot Group Employee’s employment to the Save-A-Lot Group shall not result in loss of that Save-A-Lot Group Employee’s unvested benefits (if any) under the Supervalu Savings Plan, which benefit Liability will be assumed under the Save-A-Lot Savings Plan as provided herein. No Save-A-Lot Group Employee shall be entitled to a distribution of his or her benefit under the Supervalu Savings Plan or Save-A-Lot Savings Plan as a result of such transfer of employment or the Merger.
(c)    Supervalu SERP. As of the Effective Time, the Supervalu Group shall retain sponsorship of the Supervalu SERP, and from and after the Effective Time, all Liabilities under or associated with the Supervalu SERP shall be Liabilities of the Supervalu Group.
(d)    Save-A-Lot Executive Deferred Compensation Plans.
(i)    Establishment of the Save-A-Lot Executive Deferred Compensation Plans. No later than the Effective Time, Save-A-Lot shall establish each of the Save-A-Lot Executive Deferred Compensation Plans.
(ii)    Assumption of Liabilities from Supervalu. As of the Effective Time, Save-A-Lot shall, and shall cause each of the Save-A-Lot Executive Deferred Compensation Plans to, assume all Liabilities under the corresponding Supervalu Executive Deferred Compensation Plan with respect to Save-A-Lot Group Employees and Former Save-A-Lot Group Employees, determined as of immediately prior to the Effective Time, and, except as provided below, the Supervalu Group and the Supervalu Executive Deferred Compensation Plans shall be relieved of all Liabilities for such Employees. Supervalu shall retain all Liabilities under the Supervalu Executive Deferred Compensation Plans that are not assumed by the Save-A-Lot Executive Deferred Compensation Plans. Notwithstanding the first sentence of this Section 3.5(d)(ii), the Save-A-Lot Executive Deferred Compensation Plans shall not assume any Liabilities for any “DB Restoration Account” under the Supervalu Executive Deferred Compensation Plans.
(e)    Nonqualified Plan Participation; Distributions. The Parties acknowledge that none of the transactions contemplated by this Agreement and the Merger Agreement will trigger a payment or distribution of compensation under any of the Supervalu Nonqualified Plans or Save-A-Lot Nonqualified Plans, or be considered a “separation from service” for purposes of Section 409A of the Code, for any participant who is a Save-A-Lot Group Employee or Former Save-A-Lot Group Employee and, consequently, that the payment or distribution of any compensation to which such participant is entitled under any of the Supervalu Nonqualified Plans or Save-A-Lot Nonqualified Plans will occur upon such participant’s separation from service from the Save-A-Lot Group or at such other time as provided in the applicable Save-A-Lot Nonqualified Plan or participant’s deferral election.

Section 3.6    Welfare Plans.
(a)    Establishment of Save-A-Lot Welfare Plans. No later than the Effective Time, Save-A-Lot shall, or shall cause the applicable member of the Save-A-Lot Group to, establish the Save-A-Lot Welfare Plans.
(b)    Waiver of Conditions; Benefit Maximums. Save-A-Lot shall use commercially reasonable efforts to cause the Save-A-Lot Welfare Plans to:
(i)    with respect to initial enrollment as of the time the Save-A-Lot Welfare Plans become effective, waive (A) all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements applicable to any Save-A-Lot Group Employee or Former Save-A-Lot Group Employee, other than limitations that were in effect with respect to the Save-A-Lot Group Employee or Former Save-A-Lot Group Employee under the applicable Supervalu Welfare Plan as of immediately prior to the time the applicable Save-A-Lot Welfare Plan becomes effective; and (B) any waiting period limitation or evidence of insurability requirement applicable to a Save-A-Lot Group Employee or Former Save-A-Lot Group Employee other than limitations or requirements that were in effect with respect to such Save-A-Lot Group Employee or Former Save-A-Lot Group Employee under the applicable Supervalu Welfare Plan as of immediately prior to the time such Save-A-Lot Welfare Plan becomes effective; and
(ii)    take into account (A) with respect to aggregate annual, lifetime or similar maximum benefits available under the Save-A-Lot Welfare Plans, a Save-A-Lot Group Employee’s or Former Save-A-Lot Group Employee’s prior claim experience under the Supervalu Welfare Plans and any Benefit Plan that provides leave benefits; and (B) any eligible expenses incurred by a Save-A-Lot Group Employee or Former Save-A-Lot Group Employee and his or her covered dependents during the portion of the plan year of the applicable Supervalu Welfare Plan ending as of the time the applicable Save-A-Lot Welfare Plan becomes effective to be taken into account under such Save-A-Lot Welfare Plan for purposes of satisfying all deductible, coinsurance and maximum out-of- pocket requirements applicable to such Save-A-Lot Group Employee or Former Save-A-Lot Group Employee and his or her covered dependents for the applicable plan year to the same extent as such expenses were taken into account by Supervalu for similar purposes prior to the time the applicable Save-A-Lot Welfare Plan becomes effective as if such amounts had been paid in accordance with such Save-A-Lot Welfare Plan.
(c)    Health Savings Accounts. No later than the Effective Time, Save-A-Lot shall, or shall cause a member of the Save-A-Lot Group to, establish a Save-A-Lot Welfare Plan that will provide health savings account benefits to Save-A-Lot Group Employees on and after the time the Save-A-Lot Welfare Plans become effective (a “Save-A-Lot HSA”). It is the intention of the Parties that all activity under a Save-A-Lot Group Employee’s health savings account under a Supervalu Welfare Plan (a “Supervalu HSA”) for the year in which the Save-A-Lot Welfare Plans become effective be treated instead as activity under the corresponding account under the Save-A-Lot HSA, such that (i) any period of participation by a Save-A-Lot Group Employee in a Supervalu HSA during the year in which the Save-A-Lot Welfare Plans become effective will be deemed a period when such Save-A-Lot Group Employee participated in the corresponding Save-A-Lot HSA; (ii) all expenses incurred during such period will be deemed incurred while such Save-A-Lot Group Employee’s coverage was in effect under the corresponding Save-A-Lot HSA; and (iii) all elections and reimbursements made with respect to such period under the Supervalu HSA will be deemed to have been made with respect to the corresponding Save-A-Lot HSA. All assets constituting the health savings accounts for Save-A-Lot Group Employees who participated in the Supervalu HSA and who will participate in the Save-A-Lot HSA will be transferred to the Save-A-Lot HSA such that, as of the date of establishment of the Save-A-Lot HSA, there will no unfunded liability associated therewith.
(d)    Flexible Spending Accounts. The Parties shall use commercially reasonable efforts to ensure that, as of the time the Save-A-Lot Welfare Plans become effective, any health or dependent care flexible spending accounts of Save-A-Lot Group Employees (whether positive or negative) (the “Transferred FSA Account Balances”) under Supervalu Welfare Plans that are health or dependent care flexible spending account plans are transferred, as soon as practicable after the time the Save-A-Lot Welfare Plans become effective, from the Supervalu Welfare Plans to the corresponding Save-A-Lot Welfare Plans. Such Save-A-Lot Welfare Plans shall assume responsibility as of the time the Save-A-Lot Welfare Plans become effective for all outstanding health or dependent care spending account claims and obligations under the corresponding Supervalu Welfare Plans of each Save-A-Lot Group Employee for the year in which the Save-A-Lot Welfare Plans become effective and shall assume and agree to perform the new spending account claims and obligations of the corresponding Supervalu Welfare Plans from and after such time. As soon as practicable after the time the Save-A-Lot Welfare Plans become effective, and in any event within 30 days after the amount of the Transferred FSA Account Balances is determined or such later date as mutually agreed upon by the Parties, Supervalu shall pay Save-A-Lot the net aggregate amount of the Transferred FSA Account Balances, if such amount is positive, and Save-A-Lot shall pay Supervalu the net aggregate amount of the Transferred FSA Account Balances, if such amount is negative.
(e)    Retiree Welfare Plan. Supervalu shall retain sponsorship of the Supervalu Retiree Welfare Plan, and, from and after the Effective Time, all Liabilities thereunder or associated therewith shall be Liabilities of the Supervalu Group. Effective as of the Effective Time, Save-A-Lot Group Employees shall be treated as terminated employees under the Supervalu Retiree Welfare Plan.
(f)    Allocation of Welfare Assets and Liabilities. Except with respect to Save-A-Lot LTD Employees and as otherwise set forth in Section 3.6(e), (i) effective as of the time the Save-A-Lot Welfare Plans become effective, the Save-A-Lot Group shall assume all Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of Save-A-Lot Group Employees or Former Save-A-Lot Group Employees or their covered dependents under the Supervalu Welfare Plans or Save-A-Lot Welfare Plans before, at or after the time the Save-A-Lot Welfare Plans become effective; and (ii) no Supervalu Welfare Plan shall provide coverage to any Save-A-Lot Group Employee or Former Save-A-Lot Group Employee after the time the Save-A-Lot Welfare Plans become effective.
(g)    COBRA and HIPAA. The Supervalu Group shall continue to be responsible for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Supervalu Welfare Plans with respect to any Supervalu Group Employees and any Former Supervalu Group Employees (and their covered dependents) who incur a qualifying event under COBRA before, as of or after the time the Save-A-Lot Welfare Plans become effective. Effective as of the time the Save-A-Lot Welfare Plans become effective, the Save-A-Lot Group shall assume responsibility for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Save-A-Lot Welfare Plans with respect to any Save-A-Lot Group Employees or Former Save-A-Lot Group Employees (and their covered dependents) who incur a qualifying event or loss of coverage under the Supervalu Welfare Plans and/or the Save-A-Lot Welfare Plans before, as of or after the time the Save-A-Lot Welfare Plans become effective. The Parties agree that the consummation of the transactions contemplated by this Agreement and the Merger Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.
(h)    Vacation, Holidays and Leaves of Absence. Effective as of the time the Save-A-Lot Welfare Plans become effective, the Save-A-Lot Group shall assume all Liabilities of the Supervalu Group with respect to vacation, holiday, annual leave or other leave of absence, and required payments related thereto, for each Save-A-Lot Group Employee and Former Save-A-Lot Group Employee. The Supervalu Group shall retain all Liabilities with respect to vacation, holiday, annual leave or other leave of absence, and required payments related thereto, for each Supervalu Group Employee and Former Supervalu Group Employee.
(i)    Severance and Unemployment Compensation. Effective as of the time the Save-A-Lot Welfare Plans become effective, the Save-A-Lot Group shall assume any and all Liabilities to, or relating to, Save-A-Lot Group Employees and Former Save-A-Lot Group Employees in respect of severance and unemployment compensation, regardless of whether the event giving rise to the Liability occurred before, at or after such time. The Supervalu Group shall be responsible for any and all Liabilities to, or relating to, Supervalu Group Employees and Former Supervalu Group Employees in respect of severance and unemployment compensation, regardless of whether the event giving rise to the Liability occurred before, at or after such time.
(j)    Workers’ Compensation. With respect to claims for workers’ compensation, (i) the Save-A-Lot Group shall be responsible for claims in respect of Save-A-Lot Group Employees and Former Save-A-Lot Group Employees, whether occurring before, at or after the time the Save-A-Lot Welfare Plans become effective, and (ii) the Supervalu Group shall be responsible for all claims in respect of Supervalu Group Employees and Former Supervalu Group Employees, whether occurring before, at or after the time the Save-A-Lot Welfare Plans become effective. The treatment of workers’ compensation claims by Save-A-Lot with respect to Supervalu insurance policies shall be governed by Section 5.1.
(k)    Insurance Contracts. To the extent that any Supervalu Welfare Plan is funded through the purchase of an insurance contract or is subject to any stop-loss contract, the Parties shall cooperate and use their commercially reasonable efforts to replicate such insurance contracts for Save-A-Lot (except to the extent that changes are required under applicable state insurance Laws or filings by the respective insurers) and to maintain any pricing discounts or other preferential terms for both Supervalu and Save-A-Lot for a reasonable term. Neither Party shall be liable for failure to obtain such insurance contracts, pricing discounts or other preferential terms for the other Party.

Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 3.6(k).
(l)    Third-Party Vendors. To the extent that any Supervalu Welfare Plan is administered by a third-party vendor, the Parties shall cooperate and use their commercially reasonable efforts to replicate any contract with such third-party vendor for Save-A-Lot and to maintain any pricing discounts or other preferential terms for both Supervalu and Save-A-Lot for a reasonable term. Neither Party shall be liable for failure to obtain such pricing discounts or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges or administrative fees that such Party may incur pursuant to this Section 3.6(l).
Section 3.7    Preservation of Rights to Amend. The rights of each member of the Supervalu Group and each member of the Save-A-Lot Group to amend, waive or terminate any plan, arrangement, agreement, program or policy referred to in this Article III, or any trust, insurance policy or funding vehicle related to such plan, arrangement, agreement, program or policy shall not be limited in any way by this Agreement.
Section 3.8    Third-Party Rights. The provisions of this Article III are for the sole benefit of the parties hereto and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any Person (including any Save-A-Lot Group Employee, Former Save-A-Lot Group Employee, Supervalu Group Employees, Former Supervalu Group Employee and Save-A-Lot LTD Employee), other than the Parties to this Agreement and their respective successors and permitted assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Article III. Nothing contained herein, express or implied: (a) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement; (b) shall alter or limit the Save-A-Lot Group’s or the Supervalu Group’s ability to amend, modify or terminate any benefit plan, program, agreement or arrangement; or (c) is intended to confer upon any Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.
ARTICLE IV
MUTUAL RELEASES; INDEMNIFICATION
Section 4.1    Release of Pre-Merger Claims.
(a)    Save-A-Lot Release of Supervalu. Except as provided in Section 4.1(c) and Section 4.1(d), the Ancillary Agreements and the Merger Agreement, effective as of the Effective Time, Save-A-Lot does hereby, for itself and each other member of the Save-A-Lot Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Save-A-Lot Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Supervalu and the members of the Supervalu Group, and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Supervalu Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective

Time are or have been stockholders, directors, officers, agents or employees of a member of the Save-A-Lot Group and who are not, as of immediately following the Effective Time, directors, officers or employees of Save-A-Lot or a member of the Save-A-Lot Group, in each case from: (A) all Save-A-Lot Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Merger and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Save-A-Lot Business, the Save-A-Lot Assets or the Save-A-Lot Liabilities.
(b)    Supervalu Release of Save-A-Lot. Except as provided in Section 4.1(c) and Section 4.1(d), the Ancillary Agreements and the Merger Agreement, effective as of the Effective Time, Supervalu does hereby, for itself and each other member of the Supervalu Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Supervalu Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Save-A-Lot and the members of the Save-A-Lot Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Save-A-Lot Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, agents or employees of Supervalu or any subsidiary of Supervalu that is not a member of the Save-A-Lot Group and who are not, as of immediately following the Effective Time, directors, officers or employees of Supervalu or a member of the Supervalu Group, in each case from (A) all Supervalu Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Merger and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Supervalu Business, the Supervalu Assets or the Supervalu Liabilities.
(c)    Obligations Not Affected. Nothing contained in Section 4.1(a) or Section 4.1(b) shall impair any right of any Person to enforce this Agreement, the Merger Agreement, any Ancillary Agreement or any agreement, arrangement, commitment or understanding that is specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or Section 4.1(b) shall release any Person from:
(i)    any Liability provided in or resulting from any agreement among any members of the Supervalu Group or the Save-A-Lot Group that is specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, or any other Liability specified in Section 2.7(b) as not to terminate as of the Effective Time;

(ii)    any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group, including with respect to indemnification or contribution, under, this Agreement, the Merger Agreement or any Ancillary Agreement;
(iii)    any Liability provided in or resulting from any Contract or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s Group), on the one hand, and any other Party (and/or a member of such other Party’s Group), on the other hand;
(iv)    any Liability provided in or resulting from any agreement between any Person who after the Effective Time is an employee of the Save-A-Lot Group, on the one hand, and any member of the Supervalu Group, on the other hand, including any Liability resulting from any obligation of any such Person in respect of confidentiality, non-competition, non-disparagement or assignment of rights;
(v)    any Liability provided in or resulting from any agreement between any Person who after the Effective Time is an employee of the Supervalu Group, on the one hand, and any member of the Save-A-Lot Group, on the other hand, including any Liability resulting from any obligation of any such Person in respect of confidentiality, non-competition, non-disparagement or assignment of rights; or
(vi)    any Liability the release of which would result in the release of any Person other than a Person expressly contemplated to be released pursuant to this Section 4.1.
In addition, nothing contained in Section 4.1(a) shall release any member of the Supervalu Group from honoring its existing obligations, if any, to indemnify any director, officer or employee of Save-A-Lot who was a director, officer or employee of any member of the Supervalu Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a Save-A-Lot Liability, Save-A-Lot shall indemnify Supervalu for such Liability (including Supervalu’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.
(d)    No Claims. Save-A-Lot shall not make, and shall not permit any member of the Save-A-Lot Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Supervalu or any other member of the Supervalu Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Supervalu shall not make, and shall not permit any other member of the Supervalu Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Save-A-Lot or any other member of the Save-A-Lot Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e)    Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each other member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.
(f)    Environmental Liabilities. Supervalu and Save-A-Lot, and each of the members of their respective Groups, acknowledge and agree that this Section 4.1 shall apply, without limitation, in respect of any state Environmental Law and any Liability arising out of any Environmental Law.
Section 4.2    Indemnification by Save-A-Lot. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement or in the Merger Agreement, to the fullest extent permitted by Law, Save-A-Lot shall, and shall cause the other members of the Save-A-Lot Group to, indemnify, defend and hold harmless Supervalu, each member of the Supervalu Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Supervalu Indemnitees”), from and against any and all Liabilities of the Supervalu Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):
(a)    any Save-A-Lot Liability;
(b)    any failure of Save-A-Lot, any other member of the Save-A-Lot Group or any other Person to pay, perform or otherwise promptly discharge any Save-A-Lot Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;
(c)    any breach by Save-A-Lot or any other member of the Save-A-Lot Group of this Agreement or any of the Ancillary Agreements; and
(d)    any Liability for which Save-A-Lot is responsible pursuant to Section 2.5(a)(iii), 2.6(c), 4.4, or any other provision of this Agreement that expressly provides for indemnification of any Supervalu Indemnitee by Save-A-Lot.
The above provisions of this Section 4.2 do not apply to Liabilities arising out of or resulting from, directly or indirectly, the Services Agreement. In the case of any conflict between this Section 4.2 and the Services Agreement as to matters arising under or relating to the Services Agreement, the Services Agreement shall prevail.
Section 4.3    Indemnification by Supervalu. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Supervalu shall, and shall cause the other members of the Supervalu Group to, indemnify, defend and hold harmless Save-A-Lot, each member of the Save-A-Lot Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Save-A-Lot Indemnitees”), from and against any and all Liabilities of the Save-A-Lot Indemnitees relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):
(a)    any Supervalu Liability;

(b)    any failure of Supervalu, any other member of the Supervalu Group or any other Person to pay, perform or otherwise promptly discharge any Supervalu Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;
(c)    any breach by Supervalu or any other member of the Supervalu Group of this Agreement or any of the Ancillary Agreements; and
(d)    any Liability for which Supervalu is responsible pursuant to Section 2.5(b)(iii), 2.6(c), 4.3, or other provision of this Agreement that expressly provides for indemnification of any Save-A-Lot Indemnitee by Supervalu.
The above provisions of this Section 4.3 do not apply to Liabilities arising out of or resulting from, directly or indirectly, the Services Agreement. In the case of any conflict between this Section 4.3 and the Services Agreement as to matters arising under or relating to the Services Agreement, the Services Agreement shall prevail.
Section 4.4    Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
(a)    The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof had been received, realized or recovered before the Indemnity Payment was made.
(b)    The Parties agree that it is their intent that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the other members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover

Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.
Section 4.5    Procedures for Indemnification of Third-Party Claims.
(a)    Notice of Claims. The parties shall reasonably cooperate with each other to divide any Actions that arise after the Effective Time to ensure that Save-A-Lot is responsible for handling the Save-A-Lot Specified Actions and any matters that primarily relate to the Save-A-Lot Business and Supervalu is responsible for handling any other Actions, and the Party responsible for such Action shall use commercially reasonable efforts to have the other Party removed from such Action to the extent such other Party should not have been named to such Action. In furtherance and not in limitation of the foregoing, if, at or following the date of this Agreement, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Supervalu Group or the Save-A-Lot Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or Section 4.3, or any other Section of this Agreement or any Ancillary Agreement (other than the Services Agreement), such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within twenty (20) days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. If, at or following the date of this Agreement, either Party shall receive notice or otherwise learn of the assertion of a Third Party Claim that involves or would reasonably be expected to involve both a material Save-A-Lot Liability and a material Supervalu Liability (a “Shared Third-Party Claim”), then such Party shall give the other Party written notice thereof as soon as practicable, but in any event within twenty (20) days (or sooner if the nature of the Shared Third-Party Claim so requires) after becoming aware of such Shared Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).
(b)    Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise subject to Section 4.5(e)), at its own expense and with its own counsel, any Third-Party Claim that is not a Shared Third-Party Claim. Within forty (40) days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending such Third-Party Claim. If an Indemnifying Party elects not to assume responsibility for defending any such Third-Party Claim or fails to notify an Indemnitee of its election within forty (40) days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c)    Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within forty (40) days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim. In the event of a Shared Third-Party Claim, each Party shall be liable for the portion of the fees and expenses incurred by either Party in connection with the defense of such Shared Third-Party Claim equal to the relative portion such Party’s Liability in respect of such Shared-Third Party Claim, and shall be entitled to seek any indemnification or reimbursement from the other Party for any such fees or expenses incurred by such Party during the course of the defense of such Shared Third-Party Claim in excess of such fees and expenses that are the responsibility of such Party pursuant to this Agreement.
(d)    Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby and either Party in the case of a Shared- Third Party Claim, shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.7, each such Party shall reasonably cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim (and, in the case of a Shared Third-Party Claim, each Party shall reasonably cooperate with the other Party) in such defense and make available to the other Party, at the expense of the Indemnifying Party, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the other Party. In addition to the foregoing, in the case of a Third-Party Claim that is not a Shared Third-Party Claim, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.
(e)    Settlement of Non-Shared Third-Party Claims. In the case of a Third Party Claim that is not a Shared Third-Party Claim, (i) the Indemnifying Party may not settle or compromise any Third-Party Claim for which any Indemnitee is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages, does not involve any finding or determination of wrongdoing or violation of Law by the other Party or another member of its Group or the Indemnitee and provides for a full, unconditional and irrevocable release of the other Party and the other members of the Group and the Indemnitee(s) from all Liability in connection with the Third-Party Claim; (ii) no Indemnitee may settle or compromise any Third-Party Claim for which it is or will seek to be indemnified hereunder without the prior written consent of the Indemnifying Party and (iii) the Parties hereby agree that if the Indemnifying Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which an Indemnitee is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.
(f)    Settlement of Shared Third-Party Claims. In the case of a Shared Third- Party Claim, the Parties shall reasonably cooperate and consult with each other with respect to the settlement or compromise thereof, and (i) neither Party may settle or compromise any Shared Third-Party Claim for which any Indemnitee is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages, does not involve any finding or determination of wrongdoing or violation of Law by the other Party or another member of its Group or the Indemnitee and provides for a full, unconditional and irrevocable release of the other Party and the other members of the Group and the Indemnitee(s) from all Liability in connection with the Shared Third-Party Claim and (ii) neither Party may settle or compromise any Shared Third-Party Claim for which it is or will seek to be indemnified hereunder without the prior written consent of the other Party.
Section 4.6    Additional Matters.
(a)    Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.
(b)    Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement (other than the Services Agreement) that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby. Such Indemnifying Party shall have a period of forty (40) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such forty (40)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such forty (40)-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.
(c)    Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement (other than the Services Agreement); (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.
(d)    Subrogation. In the event of payment by or on behalf of any Indemnifying Party or any insurer or other Third Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.
Section 4.7    Right of Contribution.
(a)    Contribution. If any right of indemnification contained in Section 4.2 or Section 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.
(b)    Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with the Delayed Save-A-Lot Assets or Delayed Save-A-Lot Liabilities (except for the gross negligence or intentional misconduct of a member of the Supervalu Group) or with the ownership, operation or activities of the Save-A-Lot Business prior to the Effective Time shall be deemed to be the fault of Save-A-Lot and the other members of the Save-A-Lot Group, and no such fault shall be deemed to be the fault of Supervalu or any other member of the Supervalu Group and (ii) any fault associated with the business conducted with Delayed Supervalu Assets or Delayed Supervalu Liabilities (except for the gross negligence or intentional misconduct of a member of the Save-A-Lot Group) or with the ownership, operation or activities of the Supervalu Business prior to the Effective Time shall be deemed to be the fault of Supervalu and the other members of the Supervalu Group, and no such fault shall be deemed to be the fault of Save-A-Lot or any other member of the Save-A-Lot Group.
Section 4.8    Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Save-A-Lot Liabilities by Save-A-Lot or a member of the Save-A-Lot Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Supervalu Liabilities by Supervalu or a member of the Supervalu Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason, or (c) the provisions of this Article IV are void or unenforceable for any reason.
Section 4.9    Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.
Section 4.10    Survival of Indemnities. The rights and obligations of each of Supervalu and Save-A-Lot and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any Assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.
Section 4.11    Taxes. The above provisions of this Article IV do not apply to Taxes. In the case of any conflict between this Agreement and the Merger Agreement in relation to any Tax matters addressed by the Merger Agreement, the Merger Agreement shall prevail.

ARTICLE V
CERTAIN OTHER MATTERS
Section 5.1    Insurance Matters.
(a)    Supervalu and Save-A-Lot have and agree to continue to cooperate in good faith to provide for the transition of insurance coverage from the date hereof through the Effective Time, including to enter into one or more appropriate novation agreements with respect to claims existing on the date hereof consistent with the provisions of Section 2.5. In no event shall Supervalu, any other member of the Supervalu Group or any Supervalu Indemnitee have Liability or obligation whatsoever to any member of the Save-A-Lot Group in the event that any insurance policy or other Contract or policy of insurance shall be terminated in accordance with its terms or at the expiration date thereof or otherwise cease to be in effect for any reason other than a breach by any member of the Supervalu Group, shall be unavailable or inadequate to cover any Liability of any member of the Save-A-Lot Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.
(b)    From and after the Effective Time, with respect to any losses, damages and Liability incurred by any member of the Save-A-Lot Group arising out of acts or omissions prior to the Effective Time, Supervalu will provide Save-A-Lot with access to, and Save-A-Lot may make claims under, in each case at the sole expense of Save-A-Lot, Supervalu’s third-party insurance policies in place immediately prior to the Effective Time and Supervalu’s historical policies of insurance, but solely to the extent that such policies provided coverage for members of the Save-A-Lot Group prior to the Effective Time; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:
(i)    From time to time upon the prior request of Supervalu, and in any event prior to submitting any claim that would reasonably be expected to result in the incurrence by Supervalu (without giving effect to any indemnification by Save-A-Lot pursuant to Section 5.1(b)(ii)) of any Insurance Costs, Save-A-Lot shall provide a report regarding any such claims to Supervalu, as promptly as practicable;
(ii)    Save-A-Lot and the members of the Save-A-Lot Group shall be responsible for making payments directly to insurers, insurance brokers and third party claims administrators and shall take all appropriate action to insure that no Insurance Costs in respect of claims of Save-A-Lot are incurred by Supervalu. Supervalu shall have no obligation to incur any unreimbursed Insurance Costs in respect of any such claims. Save-A-Lot shall indemnify, hold harmless and reimburse Supervalu and the members of the Supervalu Group, for any deductibles, self-insured retention, fees and expenses incurred by Supervalu or any members of the Supervalu Group to the extent resulting from any access to, any claims made by Save-A-Lot or any other members of the Save-A-Lot Group under, any insurance provided pursuant to this Section 5.1(b), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by Save-A-Lot, its employees or Third Parties (collectively, “Insurance Costs”); and
(iii)    Except as otherwise provided in the Merger Agreement, Save-A-Lot shall exclusively bear (and neither Supervalu nor any members of the Supervalu Group shall have any obligation to repay or reimburse Save-A-Lot or any member of the Save-A-Lot Group for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by Save-A-Lot or any member of the Save-A-Lot Group under the policies as provided for in this Section 5.1(b). In the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the Save-A-Lot Group, on the one hand, and the Supervalu Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses of such Group submitted to Supervalu’s insurance carrier(s) (including any submissions prior to the Effective Time). To the extent that the Supervalu Group or the Save-A-Lot Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to Supervalu’s insurance carrier(s), the other party shall promptly pay the first party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, Supervalu may elect not to reinstate the policy aggregate. In the event that Supervalu elects not to reinstate the policy aggregate, it shall provide prompt written notice to Save-A-Lot, and Save-A-Lot may direct Supervalu in writing to, and Supervalu shall, in such case, reinstate the policy aggregate; provided that Save-A-Lot shall be responsible for all reinstatement premiums and other costs associated with such reinstatement.
(c)    Except as provided in Section 5.1(b), from and after the Effective Time, neither Save-A-Lot nor any member of the Save-A-Lot Group shall have any rights to or under any of the insurance policies of Supervalu or any other member of the Supervalu Group. At the Effective Time, Save-A-Lot shall have in effect all insurance programs required to comply with Save-A-Lot’s contractual obligations and such other insurance policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to Save-A-Lot’s. Such insurance programs may include general liability, commercial auto liability, workers’ compensation, employer’s liability, product liability, professional services liability, property, cargo, employment practices liability, employee dishonesty/crime, directors’ and officers’ liability, fiduciary liability and cyber/privacy liability.
(d)    Neither Save-A-Lot nor any member of the Save-A-Lot Group, in connection with making a claim under any insurance policy of Supervalu or any member of the Supervalu Group pursuant to this Section 5.1, shall take any action that would be reasonably likely to (i) have an adverse impact on the then-current relationship between Supervalu or any member of the Supervalu Group, on the one hand, and the applicable insurance company, broker or third party claims administrator, on the other hand; (ii) result in the applicable insurance company terminating or reducing coverage, or increasing in any material respect the amount of any premium owed by Supervalu or any member of the Supervalu Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere with the rights of Supervalu or any member of the Supervalu Group under the applicable insurance policy.

(e)    All payments and reimbursements by Save-A-Lot pursuant to this Section 5.1 will be made within twenty (20) days after Save-A-Lot’s receipt of an invoice therefor from Supervalu. If Supervalu incurs costs to enforce Save-A-Lot’s obligations herein, Save-A-Lot agrees to indemnify and hold harmless Supervalu for such enforcement costs, including reasonable attorneys’ fees pursuant to Section 4.6(b). Supervalu shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Save-A-Lot Liabilities and/or claims Save-A-Lot has made or could make in the future, and no member of the Save-A-Lot Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with Supervalu’s insurers with respect to any of Supervalu’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. Save-A-Lot shall cooperate with Supervalu and share such information as is reasonably necessary in order to permit Supervalu to manage and conduct its insurance matters as it deems appropriate. Neither Supervalu nor any of the members of the Supervalu Group shall have any obligation to secure extended reporting for any claims under any Liability policies of Supervalu or any member of the Supervalu Group for any acts or omissions by any member of the Save-A-Lot Group incurred prior to the Effective Time.
(f)    This Agreement shall not be considered an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Supervalu Group in respect of any insurance policy or any other contract or policy of insurance.
(g)    Save-A-Lot does hereby, for itself and each other member of the Save-A-Lot Group, agree that no member of the Supervalu Group shall have any Liability whatsoever as a result of the insurance policies and practices of Supervalu and the members of the Supervalu Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.
Section 5.2    Records
Prior to the Effective Time, Supervalu will use commercially reasonable efforts to identify any Records that are related to the Save-A-Lot Business and (i) in the case of Records that are exclusively related to the Save-A-Lot Business, deliver such Records to Save-A-Lot at or prior to the Effective Time and (ii) in the case of Records that are not exclusively related to the Save-A-Lot Business, deliver copies of those portions of such Records that are related to the Save-A-Lot Business to Save-A-Lot, in each case as soon as reasonably practicable prior to or after the Effective Time to the extent commercially reasonable. From and after the Effective Time, notwithstanding Section 5.6, if Save-A-Lot identifies any records that are related to the Save-A-Lot Business that Save-A-Lot reasonably believes are in the possession of a member of the Supervalu Group, Save-A-Lot may, upon delivering to Supervalu a written notice describing such Records in reasonable detail (including the expected location of such Records) and the nature of the reasonable commercial need to be delivered such Records, request that Supervalu use commercially reasonable efforts to either (i) in the case of Records that are exclusively related to the Save-A-Lot Business, deliver such Records to Save-A-Lot and (ii) in the case of Records that are not exclusively related to the Save-A-Lot Business, deliver copies of those portions of such Records that are related to the Save-A-Lot Business to Save-A-Lot to the extent commercially reasonable, in each case at the sole expense of Save-A-Lot.
Section 5.3    Late Payments. Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to Prime Rate plus two (2%) percent.
Section 5.4    Inducement. Save-A-Lot acknowledges and agrees that Supervalu’s willingness to cause, effect and consummate the Separation and the Merger has been conditioned upon and induced by Save-A-Lot’s covenants and agreements in this Agreement and the Ancillary Agreements, including Save-A-Lot’s assumption of the Save-A-Lot Liabilities pursuant to the Separation and the provisions of this Agreement and Save-A-Lot’s covenants and agreements contained in Article IV.
Section 5.5    Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in the Merger Agreement) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.
Section 5.6    Further Assurances.
(a)    In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.
(b)    Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Save-A-Lot Assets and the Supervalu Assets and the assignment and assumption of the Save-A-Lot Liabilities and the Supervalu Liabilities and the other transactions contemplated hereby and thereby.

Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.
(c)    On or prior to the Effective Time, Supervalu and Save-A-Lot in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by Supervalu, Save-A-Lot or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.
ARTICLE VI
TERMINATION
Section 6.1    Termination. This Agreement and all Ancillary Agreements may be terminated and the Merger (in accordance with the terms of the Merger Agreement) may be amended, modified or abandoned at any time prior to the Effective Time by Supervalu, in its sole and absolute discretion, without the approval or consent of any other Person, including Save-A-Lot; provided that this Agreement shall not be terminated until the termination of the Merger Agreement in accordance with its terms (at which time this Agreement shall automatically be terminated) without the prior written consent of the Purchaser. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.
Section 6.2    Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party or any other Person (including the Purchaser) by reason of this Agreement.
ARTICLE VII
MISCELLANEOUS
Section 7.1    Counterparts; Entire Agreement; Corporate Power.
(a)    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.
(b)    This Agreement and the Exhibits, Schedules, annexes and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.
(c)    Each Party acknowledges that it and each other Party may execute this Agreement by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person.
Section 7.2    Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.
Section 7.3    Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto. Nothing herein is intended to, or shall be construed to, prohibit either Party or any member of its Group from being party to or undertaking a change of control. Notwithstanding the foregoing, (a) each of Save-A-Lot and Purchaser may collaterally assign its rights hereunder to debt financing sources of Purchaser or Save-A-Lot (including the Lenders) or any collateral agent or trustee therefor without Supervalu’s consent and (b) Purchaser may assign any rights and obligations hereunder to its Subsidiaries without Supervalu’s consent; provided that in the case of any assignment described in clause (b), no such assignment shall relieve the assignor of its obligations hereunder.
Section 7.4    Third-Party Beneficiaries. Except for (i) the indemnification rights under this Agreement of any Supervalu Indemnitee or Save-A-Lot Indemnitee in their respective capacities as such, (ii) as provided in Article VI and Sections 7.3, 7.14 and 7.19, in each case which are intended to benefit, and to be enforceable by, the parties specified therein, including Purchaser, and (iii) as specified in the Merger Agreement, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
Section 7.5    Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, and shall be directed to the address set forth below (or at such other address as such Party shall designate by like notice):
If to Supervalu:

SUPERVALU INC.
11840 Valley View Road
Eden Prairie, Minnesota 55344
Attention: Karla Robertson, Executive Vice President, General Counsel and
Corporate Secretary

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Igor Kirman & DongJu Song

If to Save-A-Lot (prior to the Effective Time):

Moran Foods, LLC
11840 Valley View Road
Eden Prairie, Minnesota 55344
Attention: Karla Robertson, Executive Vice President, General Counsel and
Corporate Secretary

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Igor Kirman & DongJu Song

If to Save-A-Lot (from and after the Effective Time):

Moran Foods, LLC
100 Corporate Office Drive
Earth City, Missouri 63045
Attention: John Breedlove, General Counsel

with copies to (which shall not constitute notice) to:

c/o Onex Partners
712 Fifth Avenue
New York, NY 10019
Attention: Matt Ross
and
Latham &Watkins LLP
555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004

Attention: Paul Sheridan and Bradley Faris
A Party may, by notice to the other Party, change the address to which such notices are to be given.
Section 7.6    Severability. If any provision of this Agreement the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.
Section 7.7    Force Majeure. No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.
Section 7.8    No Set-Off. Except as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement.
Section 7.9    Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all costs and expenses incurred on or prior to the Effective Time in connection with this Agreement and any Ancillary Agreement, and the consummation of the transactions contemplated hereby and thereby, including the Separation (the “Transaction Expenses”), will be borne by Supervalu; provided that certain specified costs and expenses shall be allocated between the Parties as set forth on Schedule 7.9.
Section 7.10    Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 7.11    Survival of Covenants. Except as otherwise contemplated by this Agreement or as otherwise agreed in writing by the Parties, the covenants, representations and warranties contained in this Agreement, and Liability for the breach of any obligations contained herein, shall not survive the Separation.
Section 7.12    Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 7.13    Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.
Section 7.14    Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification; provided that in the event Save-A-Lot or any member of the Save-A-Lot Group is the Party against whom it is sought to enforce such waiver, amendment, supplement or modification, such waiver, amendment, supplement or modification must be signed by the authorized representative of Purchaser.
Section 7.15    Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement; (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or Minneapolis, Minnesota; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; (j) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the date specified in the preamble to this Agreement and (k) the phrases “member of the Save-A-Lot Group” and “member of the Supervalu Group” and correlative phrases shall not be interpreted to refer to any natural person as such a member. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.
Section 7.16    Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, but without limiting any recovery expressly provided by Section 6.2, neither Save-A-Lot or any member of the Save-A-Lot Group, on the one hand, nor Supervalu or any member of the Supervalu Group, on the other hand, shall be liable under this Agreement to the other for any (a) exemplary or punitive damages of the other party or (b) consequential, special, incidental or indirect damages, except in the case of the foregoing clause (b) to the extent such damages are reasonably foreseeable, and except in each case in either of the foregoing clauses (a) or (b) for any such damages to the extent actually paid to a third party, including a Governmental Authority.
Section 7.17    Performance. Supervalu will cause to be performed all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Supervalu Group. Save-A-Lot will cause to be performed all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Save-A-Lot Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement or the transactions contemplated hereby.
Section 7.18    Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.
Section 7.19    Obligations under the Merger Agreement. For the avoidance of doubt, and notwithstanding anything to the contrary herein, nothing in this Agreement shall provide a defense to, or prejudice in any way, any claim by Purchaser or any Purchaser Indemnified Party against Supervalu for indemnification under the Merger Agreement for a breach by Supervalu of any representation, warranty, covenant or agreement thereunder.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Separation Agreement to be executed by their duly authorized representatives.

SUPERVALU INC.
By:	/s/ Bruce Besanko
Name: Bruce Besanko
Title: EVP, Chief Operating Officer and Chief Financial Officer

MORAN FOODS, LLC
By:	/s/ Rob Woseth
Name: Rob Woseth
Title: Manager

[Signature Page to Separation Agreement]